Exhibit 2.1

EXECUTION

VERSION

ASSET CONTRIBUTION AND SALE AGREEMENT

By And Among

SOUTHERN ENERGY MANAGEMENT, INC.

As Seller

- And -

ROBERT S. KINGERY

and

MARIA T. KINGERY

As Seller Principals

- And -

SOUTHERN ENERGY MANAGEMENT POWERSECURE, LLC

As Purchaser

Dated: June 5, 2012

i

Schedules

1.1(a)	Assigned Accounts Receivable
1.1(b)	Tangible Personal Property
1.1(d)	Assumed Contracts
1.1(g)	Assumed Projects
1.1(j)	Real Property
1.2(h)	Retained Accounts Receivable
1.2(i)	Excluded Assets
1.3A	Assumed Accounts Payable
1.3B	Assumed Seller Debt
3.1	Foreign Qualifications
3.5	Conflicts
3.6	Consents
3.9	Capitalization and Management
3.13	Liabilities
3.16A	Asset Locations
3.16B	Lien Holders – the Business
3.16C	Lien Holders – the Residential and Small Commercial Business
3.18	Personal Property Leases Relating to the Business
3.20	Accounts and Notes Receivable Relating to the Business
3.21	Intellectual Property
3.22	Relationships with Customers, Subcontractors and Suppliers
3.23	Employment Matters
3.24	Contracts
3.25	Permits
3.26	Warranties
3.30	Affiliated Persons
3.31	Insurance
3.32	Bank Accounts
10.10	Seller Debts to be Paid Promptly After Closing by Seller

PowerSecure International, Inc. hereby agrees to furnish supplemently a copy of the omitted Schedules to the Securities and Exchange Commission upon request.

ASSET CONTRIBUTION AND SALE AGREEMENT

This ASSET CONTRIBUTION AND SALE AGREEMENT (this “Agreement”) is made and entered into the 5th day of June, 2012, by and among Southern Energy Management, Inc., a North Carolina corporation (“Seller”), Robert S. Kingery, a North Carolina resident, Maria T. Kingery, a North Carolina resident (collectively, with Robert S. Kingery, “Seller Principals”), and Southern Energy Management PowerSecure, LLC, a Delaware limited liability company (“Purchaser”).

Recitals:

WHEREAS, Seller is engaged in the business of designing and selling energy efficiency and solar photovoltaic power systems (“Solar PV Systems”) and other solar power technologies for large customers, including commercial and industrial customers, non-profit organizations, utilities and governmental agencies (the “Business”), and Solar PV Systems and solar thermal energy systems (“Solar Thermal Systems”) for residential and small merchants and professional service providers (the “Residential and Small Commercial Business”); and

WHEREAS, Seller Principals are the founders, sole shareholders and principal officers of Seller; and

WHEREAS, Seller desires to contribute and sell, and Purchaser desires to acquire, substantially all of the assets of Seller relating to the operation of the Business, upon the terms and subject to the conditions set forth herein; and

WHEREAS, in order to induce Purchaser to acquire the assets of Seller and deliver the consideration provided for hereunder, Seller Principals are willing to be a party to this Agreement and to undertake certain obligations hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1

CONTRIBTION AND SALE OF THE ASSETS

Section 1.1 Contribution and Sale. At the Closing (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, Seller shall contribute, assign, transfer, convey and deliver to Purchaser, and Purchaser shall accept and acquire from Seller, all right, title and interest in and to all the assets and properties of Seller of every kind, character and description, whether now owned or hereafter acquired by Seller prior to the Closing Date, whether real, personal or mixed, whether tangible or intangible, and wherever located, and whether or not specially referred to in this Agreement or reflected on the books and records of Seller, free and clear of any Liens (as defined herein), which are primarily used, held for use or intended for use in connection with, or are otherwise necessary for the effective conduct of, the Business, other than the Excluded Assets as defined in Section 1.2 hereof (all of which (other than the Excluded Assets) are collectively referred to herein as the “Assets”), including, but not limited to, all of the following assets and properties of Seller primarily used, held for use or intended for use in connection with, or are otherwise necessary for the effective conduct of, the Business:

(a) all accounts and notes receivable relating to the Assets or the Business and any other contracts or rights to receive payments from any Person, together with any unpaid finance charges, security, claim or other right relating to the foregoing (“Accounts Receivable”), relating to the Assumed Projects as set forth on Schedule 1.1(a) (collectively, “Assigned Accounts Receivable”);

(b) all equipment, machinery, furniture, fixtures, furnishings, tools, dies, molds, appliances, computers, telephones, office equipment and supplies, and all other items of tangible personal property, including, without limitation, the personal property and equipment set forth on Schedule 1.1(b) (the “Tangible Personal Property”);

(c) all inventories, including but not limited to all raw materials, work-in-process, finished goods, trim, spare parts, replacement parts, stocks, merchandise, packaging, supplies, materials and manufactured and purchased parts (collectively, the “Inventory”);

(d) all rights and interests under all contracts, agreements, obligations, licenses, leases, instruments, notes, deeds, mortgages, deeds of trust, security agreements, guarantees, bonds, indentures, loan or credit agreement, debt instrument, joint ventures and all other instruments, commitments and legally binding arrangements, whether written or oral (collectively, “Contracts”), to the extent (i) transferable to Purchaser, and (ii) set forth on either Schedule 1.1(d) or on Schedule 1.1(g) (collectively, the “Assumed Contracts”);

(e) all of the following: (i) all rights, interests and protections under all patents, patentable designs and inventions, original works of authorship in any medium or of expression, whether or not published; (ii) the use of the name Southern Energy Management and related logos as set forth in Section 10.6); (ii) all confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, ideas, drawings, specifications, methods, processes, compositions, materials, formulations, data bases, manufacturing and production processes and techniques, customer and supplier lists, pricing and cost information and other trade secrets; (iii) all other proprietary indicia of goods and services, whether registered, unregistered or arising by law; (iv) all applications, registrations, issuances, extensions, renewals, reissues and continuations thereof; (v) all licenses and sublicenses with respect thereto; (vi) all goodwill associated therewith; (vii) all remedies against infringement thereof; and (viii) all other intellectual property, intangible property and related proprietary rights, interests and protections, however arising, of every kind and nature (collectively, “Intellectual Property”);

(f) access to all computer software and programs (including documentation and related object and source codes);

(g) all rights and interests under orders, bids, quotations, commitments, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services, to the extent (i) not fulfilled prior to the Closing Date, and (ii) set forth on Schedule 1.1(g) (the “Assumed Projects”);

(h) all rights and interests under all permits, licenses, franchises, approvals, qualifications, authorizations, orders, registrations, certificates, variances, and similar rights obtained from or issued by any Governmental Authority (as defined herein), and all pending applications therefor (collectively, “Permits”), to the extent such Permits are transferrable to Purchaser under applicable laws and regulations;

(i) all rights and interests of Seller under all warranties, guarantees, indemnities, non-disclosure agreements, non-solicitation agreements and covenants not to compete for the benefit of the Business or the Assets, to the extent such items are transferrable to Purchaser in accordance with the respective terms thereof;

(j) all real property and interests in real property leased by Seller, including all interests in all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, together with all rights, title and interest in and to leasehold improvements relating thereto including, but not limited to, security deposits, reserves and prepaid rents paid in connection therewith (the “Leased Real Property”), to the extent (i) transferable or assignable to Purchaser, and (ii) set forth on Schedule 1.1(j);

(k) originals, or where not available, copies, of all books and records pertaining to the Assets or the Business, including but not limited to books of account, ledgers, financial and accounting records, files, data, documents, forms, correspondence, tax records, invoices, shipping records, machinery and equipment maintenance files, customer lists and purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, correspondence and communications with any Governmental Authority, sales material and records, strategic plans, internal financial statements and projections and budgets, plats, architectural plans, drawings, specifications, creative materials, marketing, advertising and promotional literature and materials, surveys, studies, reports, and other printed, written, machine readable, electronic or computer-generated materials to the extent they relate to the Assets or the Business;

(l) all advertising, sales and promotional literature, customer lists, price lists, mailing lists, referral sources, distribution lists and other sale-related materials;

(m) all rights relating to credits, prepaid costs and expenses, deferred charges, advance payments and security deposits;

(n) all automobiles, trucks, trailers and other vehicles;

(o) all claims, causes of action, refunds, rights of recover, rights of set-off and rights of recoupment of any kind;

(p) all other right, title and interest of Seller or Seller Principals in, to and under all other assets, rights, interests and claims of every kind and nature primarily used, held for use or intended for use in connection with, or are otherwise necessary for the effective conduct of, the operation of the Business that are not Excluded Assets; and

(q) the Business as a going concern and all goodwill associated with the Assets and the Business.

Section 1.2 Excluded Assets. Notwithstanding any provision in Section 1.1 or elsewhere herein to the contrary, the Assets shall not include any of the following (collectively referred to herein as the “Excluded Assets”):

(a) the corporate franchise of Seller and the records of all matters pertaining to its corporate existence including minute books, stock transfer books, tax returns, and tax identifications, books of account and other records pertaining to Seller’s corporate organization;

(b) any Employee Plan (as defined herein) of Seller;

(c) any rights and interests of Seller under leases, licenses, contracts, agreements and commitments that are not Assumed Contracts;

(d) all rights of Seller and Seller Principals under this Agreement and the other Seller Instruments (as defined herein);

(e) any assets, business, properties, rights and interests of Seller and Seller Principals used primarily in the operation or conduct of the Residential and Small Commercial Business and not primarily used, held for use or intended for use in connection with, or otherwise necessary for the effective conduct of , the operation of the Business;

(f) all cash and cash equivalents of Seller;

(g) all rights and interests under orders, bids, quotations, commitments, jobs in progress and similar arrangements relating to the purchase or sale of Seller’s goods and services that are not Assumed Projects;

(h) all Accounts Receivable of Seller other than the Assigned Accounts Receivable, as set forth on Schedule 1.2(h) (collectively, “Retained Accounts Receivable”); and

(i) any other assets, properties, rights or interests which are not primarily used, held for use or intended for use in connection with, or otherwise necessary for the effective conduct of, the operation of the Business that are listed on Schedule 1.2(i).

Section 1.3 Liabilities.

(a) Notwithstanding any other provision herein to the contrary, Purchaser is not assuming and shall have no obligation to pay, perform or discharge any liabilities, debts, accounts payable or other obligations or commitments of Seller or either Seller Principal or otherwise relating to the Assets or the Business of any kind or nature whatsoever, whether known or unknown, fixed or contingent, arising or accruing prior to the Closing (“Liabilities”), other than the Liabilities of Seller that:

(i) arise under the Assumed Contracts up to the limits set forth on Schedule 1.1(d);

(ii) arise under the Assumed Projects up to the limits set forth on Schedule 1.1(g) (excluding Liabilities arising by reason of any breach or alleged breach by Seller based on events, occurrences or circumstances prior to the Closing Date, regardless of when any such liabilities are asserted);

(iii) arise under the accounts payable of Seller relating to the Assumed Projects as expressly and specifically set forth on Schedule 1.3A (the “Assumed Accounts Payable”); and

(iv) any other Liabilities of Seller expressly and specifically set forth on Schedule 1.3B (the “Assumed Seller Debts”).

The Liabilities set forth in clauses (i), (ii), (iii) and (iv) of this Section 1.3(a) are collectively referred to herein as the “Assumed Liabilities.” Any and all Liabilities of Seller or either Seller Principal or relating to the Assets or the Business other than the Assumed Liabilities are referred to herein as the “Excluded Liabilities.”

(b) Notwithstanding the foregoing, except for Assumed Liabilities expressly and specifically set forth above and the Warranty Claims as set forth in Section 10.9, for purposes of amplification and not of limitation Purchaser shall not assume and shall have no obligation to pay or perform any Liabilities of Seller or either Seller Principal, including but not limited to the following:

(i) any tax, fee or charge accruing or arising on or prior to the Closing Date;

(ii) any trade or accounts payable not directly related to Assumed Contracts or Assumed Projects listed on Schedule 1.1(d) or Schedule 1.1(g);

(iii) any Liabilities for (A) wages, salaries, bonuses, commissions, vacation pay, sick pay, holiday pay, severance or termination pay, (B) employee benefits, including without limitation pension plans, bonus plans, profit-sharing plans, life, health or disability insurance programs, 401(K) plans and retirement plans, (C) FICA, Medicare, FUTA or other payroll taxes, or (D) any other liability or obligation pertaining to any present or former director, officer, shareholder, employee, consultant, independent contractor and other persons or entities who provide or have provided services to Seller;

(iv) any Liabilities under any Contract (A) not specifically and expressly assumed by Purchaser, (B) not validly and effectively assigned by Seller to Purchaser hereunder, or (C) to the extent such Liabilities arise out of or related to a breach or default by Seller of or under such Contract;

(v) any Liability under any lease of property, real or personal, arising or accruing prior to Closing, unless expressly assumed by Purchaser hereunder;

(vi) any Liabilities relating to or arising out of the Excluded Assets, including but not limited to Seller’s thermal solar power system business, and Seller’s Residential and Small Commercial Business;

(vii) any Liabilities arising out of or relating to an environmental matter arising out of or relating to facts, circumstances or conditions existing on or prior to the prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller, including without limitation any violation of any environmental law or regulation or any other law or regulation relating to health or safety of employees;

(viii) any Liabilities arising under any guarantee, bond, debt, loan or credit agreement, promissory note, mortgage, security agreement, pledge or other similar agreement or instrument or otherwise relating to any financial indebtedness of Seller or either Seller Principal, the Business or the Assets or any loan by either Seller Principal or any other director, officer, stockholder, employee or agent or any of their Affiliates to Seller;

(ix) any Liabilities arising under any loan by or to any present or former director, officer, shareholder, employee or agent of Seller or any of its Affiliates to Seller;

(x) any Liability of Seller or either Seller Principal for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or of either Seller Principal or relating to the Business, the Assets or the Assumed Liabilities arising or accruing prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 10.4(b); (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) or of either Seller Principal of any kind or description, including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) or of either Seller Principal that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of law;

(xi) any Liabilities to indemnify, reimburse or advance amounts to any Person (including but not limited to any present or former officer, director, stockholder, employee or agent) for any expense, loss, damage, judgment, fine, cost, amount paid in settlement, legal fees or otherwise, whether such indemnity is pursuant to any statute, charter document, bylaws, agreement or otherwise), except for Liabilities for indemnification obligations arising under Section 9;

(xii) any Liability incurred by Seller or either Seller Principal under this Agreement or any Related Seller Instrument, or any and all costs, fees and expenses incurred by Seller or either Seller Principal in connection herewith or the transactions contemplated hereby, including without limitation any tax, fee or charge incurred as a result of this Agreement and the transactions contemplated hereby or the fees and expenses of counsel, accountants, investment bankers and advisors, consultants, advisors and other agents and representatives retained by or on behalf of Seller or Seller Principals;

(xiii) any Liabilities in respect of any pending or threatened Legal Proceeding (as defined herein) arising out of, relating to or otherwise in respect of the Assets or the operation of the Business arising or relating to any period of time prior to the Closing Date;

(xiv) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (A) do not constitute part of the Assets acquired by Purchaser that were issued by customers of the Business to Seller on or before the Closing (B) did not arise in the ordinary course of business, or (C) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(xv) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold, or of any services performed, by Seller, and any recall, design defect or similar claims related to any products manufactured or sold or any services performed by Seller;

(xvi) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Legal Requirement or Governmental Order (as defined herein); and

(xvii) any Liability of Seller or either Seller Principal or related to the Business or the Assets, fixed, contingent or otherwise, whenever accrued, whether or not arising in the ordinary course of business, including without limitation relating to or arising out of services rendered by Seller or Seller Principal, or the conduct of the Business prior to the Closing;

(c) Seller and Seller Principals hereby agree that Seller is retaining and responsible for, and Seller agrees to, and Seller Principals agree to cause Seller to, timely and properly pay, perform and discharge in full all of the Excluded Liabilities.

(d) Anything contained herein to the contrary notwithstanding, Seller shall not be liable for any Liabilities incurred by Purchaser or any acts or occurrences caused by Purchaser which occur after the Closing Date.

Section 1.4 Accounts Receivable.

(a) Seller shall retain all Retained Accounts Receivable, which shall be Excluded Assets hereunder. If any payment with respect to any Retained Accounts Receivable is received or collected by Purchaser, then Purchaser shall immediately notify Seller of such receipt and thereafter promptly (and in no event more than ten (10) business days after receipt thereof) transmit such payment in full to Seller.

(b) At the Closing, upon the terms and subject to the conditions of this Agreement, all Assigned Accounts Receivable shall be transferred by Seller to Purchaser as part of the Assets. If any payment with respect to any Assigned Accounts Receivable is received or collected by Seller or either Seller Principal, then Seller or such Seller Principal, as appropriate, shall immediately notify Purchaser of such receipt and thereafter promptly (and in no event more than ten (10) business days after receipt thereof) transmit such payment in full to Purchaser.

(c) Purchaser shall be entitled to all operating revenues and related accounts receivable attributable to any Assumed Contract and any Assumed Project and shall be responsible for the capital expenditures, operating expenses and related accounts payable attributable to any Assumed Contract and any Assumed Project up to the limits set forth on Schedule 1.1(d) and Schedule 1.1(g), in each case to the extent they relate to the time and are incurred after the Effective Time.

(d) Neither Purchaser, on the one hand, nor Seller or either Seller Principal, on the other hand, shall take any actions that interfere with, prejudice or discourage the payment of any Accounts Receivables owed to the other party, and shall have no right to compromise, reduce, offset or otherwise adjust or modify the amounts or timing of any Accounts Receivables owed to the other party without the prior written consent of the owed party, which may be withheld in that party’s sole discretion.

SECTION 2

PURCHASE PRICE AND PAYMENT

Section 2.1 Cash Purchase Price and Contribution Units. At the Closing, upon the terms and subject to the conditions set forth herein, Purchaser shall acquire all of the Assets from Seller in exchange for the following consideration:

(a) Cash Purchase Price. Purchaser shall pay a purchase price of $3,900,000 in cash (the “Cash Purchase Price”), consisting of:

(i)	the aggregate amount of the Assumed Seller Debts;

(ii)	the deemed payment in full of the $450,000 loan made by PowerSecure to Seller evidenced by a Promissory Note dated May 25, 2012, which is hereby cancelled (the “PowerSecure Loan”); and

(iii)	an amount (the “Cash Delivery Amount”) equal to (1) $3,900,000, less (2) the sum of (A) the Assumed Seller Debts, and (B) the PowerSecure Loan, which Cash Deliver Amount shall be paid to Seller by delivery of a check or by wire transfer of immediately available funds to one or more accounts designated by Seller.

(b) Contribution Units. Purchaser shall issue and deliver to Seller, and Seller shall receive and acquire 100 units (“Units”) of membership interests in Purchaser (the “Contribution Units”), which Contribution Units shall represent ten percent (10%) of all issued and outstanding membership interests in Purchaser on the Closing Date.

The Cash Purchase Price and the Contribution Units are collectively referred to herein as the “Purchase Price.”

Section 2.2 Allocation of Purchase Price.

(a) Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets for all purposes (including financial reporting and tax purposes) as set forth on a mutually acceptable allocation schedule (“Allocation Schedule”). Seller, each Seller Principal and Purchaser each hereby covenants and agrees that such Person will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement (the “Allocation of Purchase Price”), and that it will not take a position on any income tax return, before any Governmental Authority charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the Allocation of Purchase Price or the terms of this Agreement.

(b) Allocation Schedule. A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within 30 days after the Closing Date. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected on the Allocation Schedule, then Seller and Purchaser shall negotiate in good faith to resolve such disputes; provided, however, that if Seller and Purchaser are unable to resolve all disputes with respect to the Allocation Schedule within 60 days after the Closing Date, such disputes shall be resolved by the Dixon Hughes Goodman, LLP, and the fees and expenses of which shall be borne equally by Seller and Purchaser.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PRINCIPALS

In order to induce Purchaser to enter into this Agreement and to perform its obligations hereunder, Seller and the Seller Principals hereby represent and warrant to and for the benefit of Purchaser as follows:

Section 3.1 Organization. Seller is a corporation duly formed and organized, validly existing and in good standing under the laws of the State of North Carolina. Except as set forth on Schedule 3.1, Seller is not qualified or licensed to do business in any other state or jurisdiction, and neither the ownership, lease or operation of the Assets or the conduct of its Business makes such qualification or licensing necessary or desirable. Except as set forth on Schedule 3.1 and except for the State of North Carolina, (i) no other state or jurisdiction has claimed that Seller is required to be licensed or qualified as a foreign limited liability company therein, (ii) Seller has never filed any franchise, income or other tax returns in any other state or jurisdiction, and (iii) Seller does not own, lease or operate any assets, properties, business or activities in any other state or jurisdiction.

Section 3.2 Subsidiaries. Seller has no direct or indirect subsidiaries and does not own, hold or control, directly or indirectly, any shares of capital stock or any other equity, ownership, management or voting interest in, to or of any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization or other business entity or association (collectively, “Entities”).

Section 3.3 Power and Authority.

(a) Seller. Seller has all requisite right, power and authority, corporate or otherwise, to conduct its business and affairs (including the Business) as presently conducted and as proposed by Seller to be conducted, to own, lease and operate its assets and properties (including the Assets), and to execute, deliver, and perform its obligations under, this Agreement and the other documents, instruments and agreements contemplated hereby to which Seller is or will become a party (the “Seller Related Instruments”). The execution and delivery by Seller of this Agreement and the Seller Related Instruments and the performance by Seller of its obligations hereunder and thereunder have been duly and validly authorized by all requisite action, corporate or otherwise, of Seller, including the due authorization and approval by the directors and shareholders of Seller.

(b) Seller Principals. Each Seller Principal has all requisite right, capacity, power and authority to execute and deliver this Agreement and all other documents, instruments and agreements contemplated hereby to which such Seller Principal is or will become a party (the “Seller Principal Related Instruments” and, collectively with the Seller Related Agreements, the “Seller Instruments”) and to perform such Seller Principal’s obligations hereunder and thereunder.

Section 3.4 Enforceability. This Agreement and the Seller Instruments have been, or will be, duly and validly executed and delivered on behalf of Seller and Seller Principals, as applicable, and, when so executed, constitute legal, valid and binding obligations of Seller and each Seller Principal, enforceable against Seller and each Seller Principal in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, whether applied by a court of law or in equity.

Section 3.5 No Conflicts. Except as set forth on Schedule 3.5, the execution and delivery by Seller and each Seller Principal and the performance by Seller and each Seller Principal of the transactions and obligations contemplated by the Seller Instruments do not and will not, directly or indirectly, (a) violate, conflict with, or constitute a breach of or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under, any term, condition or other provision of (i) the articles or certificate of incorporation, bylaws, or any other charter or organizational documents of Seller, (ii) any resolution adopted by the directors or shareholders of Seller, (iii) any agreement among the directors or shareholders of Seller or between Seller and its directors or shareholders, (iv) any contract, obligation, note, security agreement, mortgage, deed of trust, bond, indenture, lease, loan or credit agreement, debt instrument or other instrument, commitment, arrangement or agreement (collectively, “Contracts”) to which Seller or either Seller Principal is a party or by which Seller, either Seller Principal, the Business or any of the Assets is or may be bound, (v) any Permit held by Seller or otherwise applicable to the Business or the Assets, or (vi) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree or ruling of any court, arbitrator or governmental, quasi-governmental, administrative or regulatory body, agency or authority (“Governmental Authority”); (b) result in the creation or imposition of any mortgage, lien, pledge, security interest, assessment, equities, rights of first refusal, options to purchase, equitable interest, deeds of trust, easements, community property interests, covenants, conditions or any other restriction, encumbrance or claim of any kind or description (collectively, “Liens”) on or against any of the Assets; (c) constitute an event which would (i) permit any Person (as defined below) to revoke, withdraw, suspend, terminate or modify any Contract or Permit of or relating to Seller or the Business or the Assets or to accelerate the maturity or performance by Seller of any Liability of Seller or relating the Business or the Assets, (ii) give any Person the right to challenge, enjoin or prevent any of the transactions contemplated hereby, or (iii) cause Purchaser to become subject to or liable for the payment of any tax, assessment or similar fee; or (d) otherwise materially adversely affect the Assets, Business, affairs, condition (financial or otherwise), operations or prospects of Seller.

Section 3.6 Consents. Except as set forth on Schedule 3.6, no consent, authorization, permit, order or approval of, notice or report to, or filing or registration with, or waiver, review or any other action (collectively, “Consents”) by, from or with respect to, any Person is necessary for (i) Seller or either Seller Principal to execute and deliver this Agreement or any other Seller Instrument or to perform such Person’s respective obligations hereunder or thereunder, or (ii) Purchaser to be entitled to all the rights, interests, privileges, franchises and benefits currently enjoyed by Seller with respect to the Business and the Assets.

Section 3.7 Proceedings. There are no actions, suits, claims, complaints, disputes, demands, investigations, arbitrations, hearings or other proceedings (whether civil, criminal, administrative, investigative or informal) (collectively, “Proceedings”) pending or, to the knowledge of Seller, threatened in writing by, before or involving any court, arbitrator or Governmental Authority against, affecting or relating to, Seller, either Seller Principal, the Business or the Assets (including, without limitation, relating to product liability), and neither Seller nor either Seller Principal has any knowledge of any facts, circumstances, actions or omissions that could reasonably be expected to create the basis for any Proceeding that, if resolved adversely to Seller or either Seller Principal, would be reasonably likely to have a material adverse effect on Seller, the Assets or the Business. None of Seller, either Seller Principal, the Business or the Assets are subject to any outstanding judgment, order, writ, injunction, decree, determination, award, verdict or ruling issued by any court, arbitrator or Governmental Authority. Neither Seller nor either Seller Principal has threatened or commenced, or is presently engaged in or contemplating engaging in, any Proceeding against or affecting any Person relating to Seller, the Business or the Assets.

Section 3.8 Brokers’ Fees. No broker, finder, investment broker or similar agent (i) has been engaged, employed or retained by or on behalf of Seller or either Seller Principal, (ii) is a party to any agreement, arrangement or understanding with Seller or on its behalf, or (iii) is or may be entitled to receive any fee, commission or other compensation or payment due to any action, agreement, arrangement or understanding of or by Seller or either Seller Principal in connection with this Agreement or any other Seller Instrument or the transactions contemplated hereby or thereby.

Section 3.9 Capitalization and Management. Schedule 3.9 sets forth (i) the names of each director of Seller, (ii) the names and positions of each officer of Seller, and (iii) the names of each shareholder of Seller and the class and amount of all shares of capital stock and any other ownership and equity interests in Seller that are owned legally, beneficially and of record by, Seller Principals and any other Persons, and (iv) the names of the holders of, and the amounts and all materials terms and conditions of, any options, warrants, conversion rights, exchange rights or other rights to acquire any shares of capital stock of any class or any other equity or ownership interests in or securities of Seller. Except as set forth on Schedule 3.9, no Person owns any shares of capital stock or any other ownership or other equity interest in Seller or any other security issued by Seller or has any right to acquire, whether through any option, warrant, convertible instrument or other right or security, any shares of capital stock or any other ownership or equity interest in Seller. No stock option or other right to acquire capital stock in Seller will be triggered or accelerated by virtue of this Agreement or the transactions contemplated hereby.

Section 3.10 Distributions. Seller has no Liability or indebtedness for dividends or other distributions declared or accumulated but unpaid with respect to any of its outstanding shares of capital stock or other equity or ownership interests or otherwise to any shareholder of Seller or any other Person (including but not limited to any obligor of or lender to Seller).

Section 3.11 Corporate Books and Records. Seller has delivered to Purchaser true and complete copies of the Articles of Incorporation and By-Laws of Seller and all other charter, organizational and similar documents, each as amended and in effect on the date of this Agreement. Seller has also delivered to Purchaser its minute book, which contains true and complete accounts of all organizational proceedings of, issuance of shares or other securities by, meetings of, consents in writing by, and other actions taken by the directors, all committees of the directors and the shareholders of Seller.

Section 3.12 Financial Statements.

(a) Seller has delivered to Purchaser the financial books, records and statements of Seller (collectively, the “Financial Statements”), including true and complete copies of Seller’s unaudited balance sheet as of June 1, 2012 (the “Latest Balance Sheet”), and Seller’s audited balance sheets as of December 31, 2011, 2010 and 2009, and the related statements of income and cash flows for the periods then ended (such audited financial statements collectively referred to herein as the {“Audited Financial Statements”), together with all related notes and schedules thereto. Except as set forth on Schedule 3.13, all such Financial Statements (i) present fairly the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the respective periods covered thereby; (ii) have been prepared in accordance and consistent with the books and records of Seller; and (iii) have been prepared in accordance with the United States generally accepted accounting principles consistently applied (“GAAP”), consistently applied throughout the periods involved. The books of account and other financial records of Seller (1) have been maintained in accordance with, and reflect all items of income and expense and all assets and liabilities required to be reflected therein, in accordance with GAAP and sound business and accounting practices; and (2) are in all material respects correct and complete, and do not contain or reflect any material inaccuracies or discrepancies. Since December 31, 2011, there has been no material change in any accounting policy or the methods of application thereof by Seller.

(b) Seller has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of Seller’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Business are being made only in accordance with the authorization of Seller’s management and directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Assets that could have a material effect on financial statements of the Business.

Section 3.13 Absence of Undisclosed Liabilities. As of the date hereof, except as set forth in the Latest Balance Sheet and except as set forth on Schedule 3.13, Seller does not have any Liability of any kind or nature whatsoever, whether known or unknown, whether secured or unsecured, whether fixed or unfixed, whether accrued, absolute, contingent or otherwise, and whether due or to become due. To the knowledge of Seller and each Seller Principal, there has been no circumstance, condition, event or arrangement that could be reasonably expected to give rise to any additional Liabilities of Seller, the Business or the Assets.

Section 3.14 Absence of Adverse Changes. Since December 31, 2011, (i) the Business has been conducted only in its historic, ordinary course; (ii) there has been no event, change, development, occurrence or circumstance that, individually or in the aggregate, has had, or would be reasonably likely to cause, a material adverse effect on Seller, its Business or its Assets, and neither Seller nor either Seller Principal has any knowledge of any such events, changes, developments, occurrences or circumstances that are threatened; (iii) there has been no damage, destruction, loss, occurrence or event (whether or not covered by insurance) which, either singly or in the aggregate, has had, or might reasonably be expected to have, a material adverse effect on the Assets, liabilities, Business, operations, affairs, condition or prospects (financial or otherwise) of Seller; and (iv) no event prohibited in Section 5.1 has occurred.

Section 3.15 Taxes.

(a) Within the times (or if later all penalties and interest related thereto having been paid in full) and in the manner prescribed, Seller has accurately prepared in good faith and properly filed all material federal, state, local and foreign tax returns, reports and forms required by law, rule, regulation or otherwise to be filed and has paid all taxes, assessments and penalties due and payable, and Seller has furnished or made available to Purchaser true and complete copies of all such tax returns, reports and forms so filed since January 1, 2009. All tax returns, reports and forms filed by Seller accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of their assets and properties. Except as set forth in Schedule 3.15, Seller has fully paid or has made adequate provision in the Latest Balance Sheet for all taxes for the period ending on the date of the Latest Balance Sheet. Seller has timely collected, withheld and paid over all taxes required to be withheld by any federal, state, local or foreign taxing authority and complied with all information reporting requirements related to this Section 3.15.

(b) There are no disputes pending or overtly threatened in writing by any taxing authority as to taxes of any nature payable by Seller. No examinations or audits of the federal, state, local or foreign tax returns of Seller are currently in progress or, to the knowledge of Seller, threatened or proposed. No deficiency or adjustment for any tax has been claimed, proposed or assessed in writing against Seller by any taxing authority that has not been paid and satisfied in full prior to the date hereof. Seller has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes. Seller is not a party to any tax indemnity, tax sharing, or tax allocation agreement. There are no tax liens upon any property or assets of Seller except for taxes not yet due and payable.

(c) Seller has not filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or agreed to have Section 341(f) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by Seller. The acquisition of Seller by Purchaser will not result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, and Seller is not a party to any agreement, plan or arrangement that could give rise to any payment for which a deduction would be disallowed pursuant to Section 280G or Section 162 of the Code. No outstanding debt obligations of Seller are “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code. Seller is not a “United States real property holding company” as defined in Section 897(c)(2) of the Code. Seller has not filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) of the Code. Seller has not made any payments, and is not obligated to make any payment, and is not a party to any agreement, plan or arrangement that under any circumstances could obligate it to make any payments that will not be deductible under Section 162(m) of the Code.

(d) As used in this Section 3.15, the term “tax” includes all federal, state, local or foreign income, franchise, profits, gross receipts, value added, net worth, real property, personal property, sales, transfer, use, service, ad valorem, stamp, environmental, windfall profits, employment, social security, Medicare, disability, workers’ compensation, unemployment compensation, occupation severance, purchaser premiums, excise, withholding, payroll and other taxes, charges, fees, levies, tariffs, duties and other assessments of any kind or nature, imposed by the laws and regulations of any governmental jurisdiction (federal, state, local or foreign) or by any taxing authority (federal, state, local or foreign) and all interest, fines and penalties related thereto.

Section 3.16 Title to and Condition of Assets. The Assets to be sold and transferred to Purchaser hereunder constitute all of the assets, properties, rights and interests of every kind and description that are primarily used, held for use or intended for use in connection with, the Business by Seller or Seller Principals or are otherwise necessary for the normal operation and conduct of the Business and will permit Purchaser to operate the Business in compliance with all legal requirements substantially as conducted by Seller. None of the Excluded Assets is necessary for the Business, and the lack of any Excluded Assets will not materially adversely affect or impair the ability of Purchaser to conduct the Business after the Closing. Except as set forth on Schedule 3.16A, all tangible Assets are physically located in North Carolina. Seller has and will transfer to Purchaser at Closing good, valid, indefeasible and, as applicable, exclusive title in fee simple to, and rightful and peaceful possession of, all of the Assets, and all of the rights and interests therein, free and clear of any and all Liens. Other than Seller, no Person has any right, title or interest in or to, or any Lien on, any assets or properties owned, leased or otherwise used by Seller, which are to be transferred by Seller to Purchaser hereunder, except for the Liens (the “Asset Liens”) held by Persons listed on Schedule 3.16B (collectively, the “Lien Holders”), which Asset Liens secure loans to and other financial obligations of Seller or either Seller Principal to the Lien Holders. Schedule 3.16C sets forth all Liens on the Excluded Assets. Seller and Seller Principals have furnished to Purchaser true and accurate copies of the relevant documentation pertaining to the Asset Liens, the Assumed Projects, the Assumed Contracts and the Assumed Liabilities. Prior to the Closing, Seller shall obtain from each Lien Holder a payoff letter stating the amount owed by Seller to such Lien Holder and the amount required to pay such Lien Holder in full on the Closing Date, along with a commitment from such Lien Holders to confirm that such payment satisfies, discharges, pays off and releases in full (and to sign, acknowledge and deliver any documentation reasonably required to effect such release) any and all Seller Debt owed to, and any and all Liens held by, such Debt Holders in to, on or against any Assets or Business (the “Payoff Letters”). All equipment and other tangible personal property included in the Assets are generally in good and serviceable operating condition and repair (ordinary wear and tear excepted), have been operated, serviced and maintained properly within the requirements and recommendations of maintenance and only in a manner that would not void or limit the coverage of any warranty thereon, have been properly maintained and are adequate and suitable for their actual uses and intended purposes. Seller has conducted the Business only through Seller and not through any other Person, at any time.

Section 3.17 Real Property.

(a) Ownership of Real Property. Seller does not own any real property and does not own, hold or have any right to exercise any right to purchase any real property.

(b) Real Property Leases. Schedule 1.1(j) contains a true and complete list of all leases of real property to which Seller is a party and on which the Business is conducted or the Assets are used, held or reside (“Real Property Leases”), which constitutes all of the real property and interests in real property used in the Business (the “Leased Real Property”). Seller has furnished to Purchaser complete and accurate copies of all Real Property Leases. With respect to each Real Property Lease:

(i) Such Real Property Lease is a legal, valid, binding and enforceable obligation of the parties thereto, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such real property.

(ii) Neither Seller nor either Seller Principal has (A) received any notice of cancellation or termination under such Real Property Lease and no lessor has any right of termination or cancellation under such Real Property Lease except in connection with a default of Seller thereunder, or (B) received any notice of a breach or default thereunder, which breach or default has not been cured.

(iii) Neither Seller nor, to the knowledge of Seller and each Seller Principal, any other party to such Real Property Lease is in breach or default in any material respect hereunder, and to the knowledge of Seller, no event or circumstance has occurred that, with or without notice or the lapse of time or both, could be reasonable expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof.

(iv) Seller has the full right to exercise any renewal options contained in such Real Property Lease on the terms and conditions set forth therein, and, upon due exercise thereof, would be entitled to enjoy the use of the real property covered by such Real Property Lease for the full term of such renewal options.

(v) Seller enjoys peaceful and undisturbed possession of the real property covered by such Real Property Lease.

(c) Compliance. To Seller’s knowledge, all Leased Real Property is in compliance in all material respects with all applicable use, zoning, subdivision, land, building, safety, health and other statutes, ordinances, codes, laws, regulations and other legal requirements and is adequate and suitable for its intended purposes and use, without any material restrictions or limitations thereon, and neither Seller nor either Seller Principal has received any notice of any violation or claimed violation thereof, or has any knowledge of any facts, circumstances, developments or events that could be reasonably expected to result in a violation thereof.

(d) Interests. No Person other than Seller is in possession of any of the Leased Real Property or any portion thereof, and to Seller’s knowledge there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than Seller the right of use or occupancy of any of the Leased Real Property.

Section 3.18 Personal Property Leases. Schedule 3.18 contains a true and complete list of all leases relating to tangible personal property to which Seller is a party or which otherwise relate to the Business or the Assets (“Personal Property Leases”). Seller has furnished to Purchaser complete and accurate copies of all Personal Property Leases. With respect to each Personal Property Lease:

(i) Such Personal Property Lease is a legal, valid, binding and enforceable obligation of the parties thereto, and represents the entire agreement and understanding between the respective lessor and lessee with respect to such real property;

(ii) Seller has not (i) received any written notice of cancellation or termination under such Personal Property Lease and no lessor has any right of termination or cancellation under such Real Property Lease except in connection with a default of Seller thereunder, or (ii) received any written notice of a breach or default thereunder, which breach or default has not been cured;

(iii) Neither Seller nor, to the knowledge of Seller, any other party to such Personal Property Lease is in breach or default in any material respect hereunder, and to the knowledge of Seller, no event or circumstance has occurred that, with or without notice or the lapse of time or both, could be reasonable expected to constitute a breach or default thereunder or to permit any termination, modification or acceleration thereof; and

(iv) Seller has the full right to exercise any renewal options contained in such Personal Property Lease on the terms and conditions set forth therein, and, upon due exercise thereof, would be entitled to enjoy the use of the property covered by such Personal Property Lease for the full term of such renewal options.

Section 3.19 Inventory. All of Seller’s Inventory (including parts, supplies, packaging, raw materials, work-in-process and finished goods) is of a quantity, quality and condition usable and saleable in the ordinary course of business, except for slow-moving, damaged or obsolete items and items of below standard quality, all of which have been written off or written down on the books of Seller to net realizable market value or provided for by adequate reserves in the Latest Balance Sheet. All Inventories of finished goods consist of items that have been manufactured in accordance with, and which meet, applicable industry standards. All Inventories are correctly marked. The Inventories shown on the Latest Balance Sheet are based on quantities determined by physical count or measurement and are valued at the lesser of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years and is adjusted for excess and obsolescence in compliance with Seller’s accounting policies which have been delivered in writing to Purchaser. The quantities of each item of Inventory of Seller on the date hereof are not, and on the Closing Date will not be, excessive, but are adequate and appropriate for the ordinary course of Seller’s business. All such Inventory is located at the facilities of Seller in North Carolina and no Inventory is held on a consignment basis.

Section 3.20 Accounts and Notes Receivable. All accounts and notes receivable, including Retained Accounts Receivable and Assigned Accounts Receivable reflected on the Latest Balance Sheet (i) are valid and genuine and represent binding and enforceable claims for bona fide amounts due for goods delivered and sold or services performed in the ordinary course of business and in accordance with all applicable warranties, purchase orders, contracts and specifications, and (ii) are, to the knowledge of Seller and each Seller Principal, collectible in the ordinary course of business at the aggregate recorded amounts thereof, not subject to any valid defenses, counterclaims or rights of set-off. Schedule 3.20 contains a true and complete aging list of Seller’s accounts receivable, including Retained Accounts Receivable and Assigned Accounts Receivable, as of the Closing Date.

Section 3.21 Intellectual Property.

(a) Ownership. Seller is the exclusive owner of and has the valid right to use all Intellectual Property, including but not limited to all patents, trademarks, copyrights, trade dress, logos, trade secrets, licenses, inventions, processes, discoveries, developments, designs, formulas, know-how, drawings, customer and supplier lists, software, confidential information and other proprietary information and all other proprietary rights, intangible assets and intellectual property, and all copies and tangible embodiments thereof in whatever form or medium necessary to conduct, and useful in the conduct of, the Business as presently conducted and as proposed to be conducted. Schedule 3.21 sets forth an accurate and complete list of all patents, trademarks, service marks and copyrights, and all pending or proposed applications and registrations therefore, owned by, used by or licensed to Seller or in which Seller has any interest that are used in connection with the Business. Seller has taken all actions necessary to obtain and maintain in good standing (including all necessary registrations and recordation) all Intellectual Property used in the Business. Neither Seller Principal and no other director, officer, shareholder, employee, consultant, contractor, agent or representative of Seller owns, directly or indirectly, any right, title or interest in or to any Intellectual Property that Seller has used, is using or intends to use in the conduct of the Business.

(b) Infringement. Except as set forth in Schedule 3.21, Seller has not interfered with, infringed upon, misappropriated or otherwise acted adversely or in conflict with any Intellectual Property rights of any third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or conflict (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of Seller and each Seller Principal, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller. To the knowledge of Seller and each Seller Principal, the conduct of the Business as currently conducted or as proposed to be conducted does not and will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of any third parties.

(c) Licensing Arrangements. Seller is not a party to any agreement, document, arrangement or understanding pursuant to which Seller has licensed or granted to any Person any right or interest in, to or under any of the Intellectual Property. Seller is not obligated or under any Liability whatsoever to make any payment, by way of fees, royalties or otherwise, to any owner or licensor of, or other claimant to, any of the Intellectual Property.

(d) Use and Disclosure. Neither Seller nor either Seller Principal has disclosed any of Seller’s trade secrets or other proprietary or confidential information to any Person. Seller, in the operation of the Business, is not in any respect making any unlawful or wrongful use of any confidential information, customer lists or trade secrets of any third party, including any former employer of any present or past employee of Seller. Seller has taken all necessary and desirable actions to maintain and protect Seller’s trade secrets and other proprietary or confidential information.

Section 3.22 Relationships with Customers, Subcontractors and Suppliers. Schedule 3.22 sets forth a complete and accurate list of the names and addresses of the 20 largest (by dollar amount) customers, subcontractors and suppliers of Seller during 2010, 2011 and to date in 2012. Seller’s relationships with its customers, subcontractors and suppliers are good in all material respects. Since December 31, 2011, no customer, subcontractor or supplier of Seller has canceled any material contract or order or has indicated any intention to terminate or materially alter its existing business relationship (including but not limited to reducing its purchases from or its sales to Purchaser of products or services or altering the terms and conditions thereof) with Purchaser after the Closing. Seller is not involved, and neither Seller nor either Seller Principal has any knowledge of any facts or circumstances which could result, in any material claim, dispute or controversy, with any of its material customers, subcontractors or suppliers.

Section 3.23 Labor and Employment Matters.

(a) Employees and Contractors. Schedule 3.23 sets forth (i) a complete and accurate list of Seller’s current full-time and part-time employees and contractors and their job titles and rates of compensation as of the date hereof, and (ii) those employees to which Seller will make offers of employment as of Closing. Seller owes no salary, wages, overtime, bonuses, commissions or other compensation or remuneration of any kind or nature whatsoever to any Person who served as a full- or part-time employee or independent contractor of Seller or otherwise in the Business.

(b) Labor Unions. Seller is not a party to any contract, collective bargaining agreement or other agreement with any labor union including any collective bargaining agreement. There has never been an actual or threatened labor dispute, strike, picket, work slowdown, work stoppage or any other job action at any business location of Seller.

(c) Employment Requirements. Seller and the Business are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including, but not limited to, fair employment practices, terms and conditions of employment, collective bargaining, payment of social security and other taxes and wages and hours, and Seller has no outstanding liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller has not engaged in any unfair or illegal labor practice. No charges or claims by any employee of Seller, relating to employment discrimination or unfair labor practices or otherwise, have been asserted, are currently pending, or to the knowledge of Seller or either Seller Principal, are currently threatened, against Seller or otherwise relating to the Business.

(d) Employment Proceedings. No Proceedings are pending or, to the knowledge of Seller or either Seller Principal, threatened against Seller or the Business with respect to any violation or alleged violation of any applicable federal, state or local laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages and hours, collective bargaining, discrimination on any basis, including without limitation, on the basis of race, color, religion, sex, national origin or age, and Seller has complied in all material respects with all applicable laws and regulations relating to employment of labor.

(e) Employment Agreements. Seller is not a party to, nor is it bound by, any written, express or implied, (i) retainer, consulting, severance, termination, employment or similar contracts or agreements not terminable at will by Seller; or (ii) pension, profit sharing, deferred compensation, bonus, stock option, stock purchase or incentive plans or agreements providing for remuneration or benefits to Seller’s employees.

(f) Severance Arrangements. Seller has not entered into any severance, termination or similar arrangement in respect of either Seller Principal or any other present or former director, officer, shareholder, employee, contractor or consultant that will result in any obligation, absolute or contingent, of Purchaser or Seller to make any payment to any present or former officer, director, employee or consultant following his or her termination of employment by Seller.

(g) Employee Plans. Seller does not now nor has it ever established, promised to establish, maintained, sponsored or contributed to any “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other welfare, bonus, deferred compensation, retirement, incentive, pension, profit sharing, stock purchase, stock option, stock appreciation right, severance, or other similar employee benefit plan, program, policy, arrangement or practice, whether formal or informal, written or oral (collectively, “Employee Plans”), covering any current or former employee, officer or director of Seller, and neither Seller, nor any of its officers, directors or Affiliates, has taken any action that would directly or indirectly obligate Seller to establish, maintain, sponsor or contribute to any Employee Plan.

Section 3.24 Contracts. Schedule 3.24 sets forth a complete and accurate list of all Contracts (including all amendments, modifications and supplements thereof) to which Seller is a party or by which Seller, the Business or any of the Assets are bound or affected, or under which Seller receives any rights or benefits or incurs any duties or obligations, true and complete copies of which Seller has furnished to Purchaser. Each such Contract is in full force and effect and is a valid and binding obligation of Seller and of the other parties thereto, enforceable by Seller in accordance with its terms, and neither Seller nor, to the knowledge of Seller or either Seller Principal, any other party to any Contract is in any material respect in breach of or in default under any such Contract, nor has any event or circumstance occurred which, with notice or lapse of time or both, would, to the knowledge of Seller, constitute a material breach or default such Contract. Neither Seller nor either Seller Principal has received any notice or has any reasonable reason to believe that any party to any Contract intends to cancel or terminate such Contract or to exercise or not exercise any option thereunder. Except for the Contracts listed on Schedule 3.24, Seller is not a party to any material Contract that is not terminable at will.

Section 3.25 Permits. Seller possesses all Permits necessary to lawfully conduct the Business as presently conducted and as proposed to be conducted and to own, lease and operate the Assets, including all applicable zoning, environmental, health, safety and other permits, a complete and accurate list of which is set forth on Schedule 3.25. All such Permits have been timely obtained by Seller and are currently valid and in full force and effect. Seller is in compliance in all material respects with all Permits, and Seller has not violated, and is not operating in violation of, any such Permits. No event has occurred or circumstance exists that may (with or without notice or the lapse of time or both) constitute or result in a violation of any term or provision of any Permits or result in the revocation, withdrawal, suspension, termination or modification of any Permits. Except as set forth on Schedule 3.25, the consummation of the transactions contemplated hereby will not result in the revocation, suspension or termination of any Permits, or the impairment of any rights of Purchaser to obtain or operate under any such Permits, and no Permit will require the Consent of the issuing authority to permit Purchaser to continue to lawfully conduct the Business, and to lawfully own, lease and operate the Assets after the Closing.

Section 3.26 Product Liabilities and Warranties.

(a) Product Liability Claims. No Proceeding is pending or, to the knowledge of Seller or either Seller Principal, threatened against or affecting Seller, the Business or the Assets, arising out of any injury to individuals or to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by Seller, and neither Seller nor either Seller Principal has knowledge of any facts, circumstances, actions or omissions that would be reasonably likely to create the basis for any such Proceeding.

(b) Warranties. Schedule 3.26 sets forth a complete and accurate description of all warranties and terms and conditions (the “Warranties”) and pending warranty and service obligations of Seller to its customers with respect to the products manufactured or sold or services performed by Seller, and a summary of the warranty charges incurred by Seller since January 1, 2010. Schedule 3.26 also contains a complete and accurate copy of all written, and a summary of all oral, Warranties. Each product manufactured, sold, leased or delivered by Seller to any of its customers has been in material conformity with all applicable contractual commitments and all express and implied Warranties. Neither Seller nor either Seller Principal has any knowledge of any reasonable basis for any present or future Proceeding against Seller giving rise to any liability for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product liability claims set forth in the Latest Balance Sheet. There is no pending or, to the knowledge of Seller or either Seller Principal, threatened Proceeding under such Warranties.

(c) No Rebates. Seller has not entered into, or offered to enter into, any agreement, contract, commitment or other arrangement (whether written or oral) pursuant to which Seller is or Seller or Purchase after the Closing will be obligated to make any rebates, discounts, promotional allowances or similar payments or arrangements to any customer.

Section 3.27 Compliance with Laws. Seller, the Business and the Assets have been and are in compliance in all material respects with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, codes, orders, writs, judgments, decrees and other legal requirements (including, without limitation, those applicable to building, health, employment, labor, product liability, zoning, environmental protection, occupational safety, storage, disposal, discharge into the environment of hazardous wastes, environmental protection, conservation, unfair competition, labor practices or corrupt practices) (collectively, “Legal Requirements”). To the knowledge of Seller and each Seller Principal, no event has occurred or circumstance exists that (with or without the lapse of time or notice or both) may constitute or result in a violation of, or a failure by Seller to comply with, any applicable Legal Requirement. Neither Seller nor either Seller Principal has received any oral or written notice or other communication from any Person regarding any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement. There are no (i) outstanding orders, writs, judgments, injunctions, decrees, stipulations, determinations or awards entered by or with any Governmental Authority (“Governmental Orders”) relating to, or (ii) unsatisfied judgments, penalties or awards against, Seller relating to the Assets and the Business, and neither Seller nor either Seller Principal has any knowledge of any facts, circumstances, events, actions or omissions that have occurred or exist that may constitute or result in (with or without notice or apse of time) any breach or violation of, or default under, any Governmental Order.

Section 3.28 Absence of Certain Commercial Practices. To the knowledge of Seller and each Seller Principal, none of Seller, either Seller Principal nor any other officer, director, shareholder, employee or agent of Seller (or any Person associated with or acting on behalf of any of the foregoing) has directly or indirectly (i) given or agreed to give any gift, contribution, bribe, rebate, payoff, influence payment, kickback or other payment or benefit on behalf of Seller to any customer, supplier, employee or official of any Governmental Authority (domestic or foreign) to induce the recipient or his employer to do business with, grant favorable treatment or special considerations to, or compromise or forego any claim against, Seller, (ii) made any significant payment which might be improper under prevailing law (regardless of the jurisdiction in which such payment was made) to promote or retain sales or to help, procure or maintain good relations with suppliers, (iii) engaged in any activity which constitutes a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, (iv) established or maintained any unrecorded or illegal corporate fund or asset, (v) made any false or fictitious entries on the books or records of Seller, (vi) engaged in any practice violating any law or permitting compliance with an unsanctioned foreign boycott, or (vii) failed to perform its obligations in any material respect under any Contract with, or violated in any material respect any law known to Seller in its dealings with, any Governmental Authority, including, but not limited to, any law with respect to conspiracy to defraud, false claims, conspiracy to defraud the United States, embezzlement or theft of public money, fraud and false statements, false demands against the United States, mail fraud, wire fraud, RICO, and truth in negotiations.

Section 3.29 Environmental Laws.

(a) Seller is and has operated the Business in compliance in all material respects with all Legal Requirements and all other requirements relating to pollution or the protection of health, safety or the environment (“Environmental Laws”), including without limitation the release, discharge or emission of any Hazardous Substances (as defined below) into the environment (including, without limitation ambient air, surface water, ground water, land surface, or subsurface strata) and the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Substances. As used herein, the term “Hazardous Substance” means oil, petroleum and petroleum-derived substances and products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, radon gas, and any other any chemicals, substances, materials or wastes that are designated, defined, classified or considered to be “hazardous”, “toxic”, “explosive”, “corrosive”, “flammable”, “infectious”, “radioactive”, “carcinogenic”, “mutagenic”, “contaminants” or “pollutants,” or words of similar import, or whose existence, use or exposure is regulated, under any Environmental Law.

(b) Seller holds all Permits required to be held under any Environmental Law or otherwise related to any Hazardous Substance (“Environmental Permits”) required by the operation of the Business or the ownership or use of the Assets, and all such Environmental Permits shall be validly transferred to Purchaser at the Closing. Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed. Seller has complied in all material respects with all Environmental Permits applicable to the Business and the Assets, and has not violated, breached or defaulted under any Environmental Permit. No Governmental Authority or any other Person has alleged any breach or default by Seller under or violation by Seller of any Environmental Permits.

(c) No Hazardous Substances have been generated, used, treated, handled or stored upon, or transported to or from, or released, discharged, injected, spilled, leaked, leached, dumped, emitted, escaped, emptied, seeped, or placed into or upon, the environment or any property currently or in the past owned, leased or used by Seller.

(d) Seller has disposed of all wastes, including those containing Hazardous Substances, in compliance with all applicable Environmental Laws.

(e) No claims or other Proceedings are pending or, to the knowledge of Seller, threatened against Seller or relating to the Assets or the Business. Seller has not received any written notice, report or other information regarding any actual or alleged violation of any Environmental Laws or of any duties, liabilities or obligations thereunder.

(f) Seller has not transported or arranged for the transportation of any Hazardous Substances to any location that is listed or proposed for listing on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by any Governmental Authority.

(g) There are no underground or above-ground storage tanks on any property currently or at any time in the past owned, leased or used by Seller.

(h) Seller has provided to Purchaser (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and similar documents with respect to the Assets and the Business which are in the possession or control of Seller related to compliance with Environmental Laws, or environmental claims or Hazardous Substances, and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.30 Affiliated Person Transactions. Except for the payment of compensation for services rendered by employees in the ordinary course of business and as set forth on Schedule 3.30, Seller is not presently engaged, and in the past three years has not engaged, in any transaction of any type whatsoever, and neither the Assets nor the Business is subject to any contract, agreement, lease, license or other, understanding or arrangement, with any officer, director, shareholder or employee of Seller, or with any member of the immediate family or Affiliate of any of such Persons, or with any Entity in which any such Person owns any equity, ownership or voting interest (“Affiliated Person”). No Affiliated Person (other than Seller and Seller Principals) owns or has any interest in any of the Assets or the Business.

Section 3.31 Insurance. Schedule 3.31 sets forth a complete and accurate list and brief description of all policies, binders and bonds of fire, liability, property, casualty, vehicle, product liability, umbrella liability, fiduciary liability, workers compensation, health and all other forms of insurance and fidelity bonds currently in force and maintained by or on behalf of Seller, or which provide for bonding and surety arrangements in connection with the Assets and Business (“Insurance Policies”). True and complete copies of all the Insurance Policies have been made available to Purchaser. All premiums due on such Insurance Policies have been duly and timely paid and all other material terms and conditions have been complied with. All such Insurance Policies are (i) in full force and effect, (ii) valid and enforceable in accordance with their terms, (iii) provide adequate coverage against such risks of loss of a type and in such amounts for the Assets and Business as are customarily insured against by similarly-situated businesses are sufficient for compliance with all applicable Contracts, Permits and laws to which Seller is a party or by which it is bound, (iv) were issued by reputable, financially sound insurers, (v) have not been subject to any lapse in coverage, and (vi) will survive the Closing. No claims are presently pending, outstanding, disputed or otherwise unresolved under any such Insurance Policies. Neither Seller nor, to the knowledge of Seller or either Seller Principal, any other party to any such a policy is in breach or default under such Insurance Policy, and to the knowledge of Seller or either Seller Principal, no event or circumstance has occurred or is threatened that, with the giving of notice or the lapse of time or both, could be reasonably expected to constitute a breach or default of such policy or permit any other party to cancel, terminate or modify the terms of such Insurance Policy. Neither Seller nor either Seller Principal has received any written notice of cancellation of, premium increase with respect to, questioning or alteration of coverage under any such Insurance Policies.

Section 3.32 Bank Accounts. Schedule 3.32 sets forth the name and location of each bank, savings and loan or other financial institution at which Seller has any depository or other account or safe deposit box or into which revenues of the Business are deposited, together with all account numbers and names of all persons authorized to draw thereon or to have access thereto.

Section 3.33 No Loss of Rights or Legal Obstacles. The execution and delivery of this Agreement and the related agreements by Sellers and the Seller Principals and their performance of the transactions and their obligations contemplated hereby and thereby do not and will not (a) result in any loss or diminution to Purchaser of any material legal right, asset, property, or transaction currently used in the Business; (b) result in any termination, modification or cancellation of any Contract; (c) result in the termination, modification or cancellation of, or give rise to any right of termination, modification or cancellation with respect to, or give rise to the acceleration of any performance required under, result in any increase in any payment due or other liability under, change the performance required under, or otherwise adversely affect any material contract, or modify any material contract, or result in, or require, the creation or imposition of any material lien, charge, or encumbrance upon Purchaser or its business or assets, or result in the termination or impairment of any material permit, license, franchise, or authorization pertaining to the assets; or (d) adversely affect the Business or the Assets in any material respect.

Section 3.34. Securities Representations as to the Contribution Units.

(a) Investment Intent. Seller is acquiring the Units solely for its own account, and not as nominee or agent for any other Person, for investment purposes only, and not with a view to any subsequent offering, resale or distribution of the Units in violation of applicable securities laws.

(b) Accredited Investor. Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Sophistication and Suitability. Seller has such knowledge and experience in business and financial matters to be capable of independently evaluating the merits and risks of an investment in the Units. Seller has independently evaluated the risks and merits of acquiring the Units and has independently determined that the Units are a suitable investment for Seller.

(d) No Reliance. In making its investment decision, Seller has not relied upon any representations made by Purchaser or any member or other Person affiliated with Purchaser with respect to Purchaser or the Units, other than as expressly provided in this Agreement, or upon any projections or other estimates or forecasts of future performance.

(e) No Registration. Seller understands and acknowledges that the Units to be acquired by it hereunder have not been registered for offer or sale to Seller under the Securities Act or under the securities laws of any state, but are being issued to Seller pursuant to and in reliance upon exemptions from the registration requirements of such securities laws, and that Purchaser is relying upon the truth and accuracy of the representations, warranties, covenants and agreements of Seller set forth herein in order to determine the availability of such exemptions and the suitability of Seller to acquire the Units.

(f) Restrictions on Resale. Seller understands and acknowledges that, as a consequence of the restrictions on subsequent transfer imposed by the exemptions from registration referred to in Section 3.34(e) above, the Units may not subsequently be offered, sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by Seller except pursuant to an effective registration statement registering the sale or transfer of the Units under the Securities Act and under applicable state securities laws or pursuant to an exemption from such registration requirements, and the certificates representing the Units shall bear a legend setting forth such restrictions substantially as follows:

THE EXPRESS TERMS OF THE UNITS REPRESENTED BY THIS CERTIFICATE, INCLUDING SIGNIFICANT RESTRICTIONS ON TRANSFERABILITY, ARE CONTAINED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF PURCHASER, AS FROM TIME TO TIME AMENDED AND/OR RESTATED, AND PURCHASER WILL MAIL TO THE MEMBER A COPY OF THE EXPRESS TERMS, WITHOUT CHARGE, WITHIN FIVE DAYS AFTER THE RECEIPT OF A WRITTEN REQUEST THEREFOR.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND SUCH UNITS MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, OR PURSUANT TO EFFECTIVE REGISTRATION UNDER, THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

Seller further understands and acknowledges that Purchaser has no obligation, direct or indirect, to register the resale of the Units by Seller or any other Person with the Securities and Exchange Commission or with the securities commission or authority of any state or other jurisdiction.

(g) Consultation with Advisors. Seller has had the opportunity to consult with its own legal counsel, accountants, tax advisors and other representatives as Seller has deemed desirable with respect to the transactions contemplated hereby and the suitability of the Units for Seller. Seller acknowledges and understands that legal counsel representing Purchaser was not retained to, and does and will not, represent the interests of Seller, and that no legal counsel has been retained by Purchaser or any member or manager of Purchaser to represent the independent interests of Seller.

Section 3.35 Full Disclosure. Neither this Agreement (including the schedules and exhibits hereto), nor any other written certificates, statements or other documents or information delivered or to be delivered to Purchaser by Seller in connection with the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Seller has delivered or disclosed to Purchaser all material information (financial or otherwise) in the possession of the Seller regarding the Assets, Business, affairs, condition (financial or otherwise), results of operations or prospects of Seller or which Seller believes is otherwise material to Purchaser’s decision to acquire the Assets. There is no information known to Seller or either Seller Principal which has had, or insofar as Seller can now reasonably foresee, in the future will be reasonably likely to have, a material adverse effect on Seller, the Business or the Assets which is not set forth in this Agreement or has not been otherwise disclosed in writing to Purchaser.

Section 3.36 Knowledge. Each representation or warranty in this Section 3 that is made to the “knowledge” or “awareness” or “notice” (or word or words of similar import) of Seller or either Seller Principal means and shall be deemed to be based upon the actual knowledge of Seller or such Seller Principal and the constructive knowledge such Persons would have obtained after making due inquiry of Seller’s officers, directors, employees, consultants, legal counsel, accountants and other representatives and reasonable diligence of Seller’s records with respect to the matter in question after appropriate inquiry.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to and for the benefit of Seller and Seller Principals as follows:

Section 4.1 Organization. Purchaser is a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2 Power and Authority. Purchaser has all requisite limited liability company right, power and authority to conduct the Business, to own, lease and operate the Assets, and to execute, deliver, and perform its obligations under, this Agreement and the other agreements and instruments contemplated hereby to which Purchaser is or will become a party (the “Purchaser Related Instruments”). The execution and delivery by Purchaser of this Agreement and the Purchaser Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly authorized by all requisite limited liability company action of Purchaser.

Section 4.3 Enforceability. This Agreement and the Purchaser Related Instruments have been duly and validly executed and delivered on behalf of Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, receivership, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and remedies generally, and by general principles of equity.

Section 4.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Related Instruments and the performance by Purchaser of the transactions and obligations contemplated hereby and thereby do not and will not, directly or indirectly, violate, conflict with, contravene or constitute a breach or a default (or an event that, after the giving of notice or the lapse or time or both, would constitute a default) under any provision of (i) Purchaser’s certificate of formation, operating agreement or any other charter or organizational documents; (ii) any resolution adopted by the managers or members of Purchaser, (iii) any agreement among any of the managers or members of Purchaser or between Purchaser and any of its managers and/or members, (iv) any Contract to which it is a party or by which it or any of its assets is bound; (v) any Permit held by Purchaser or applicable to its business or assets; or (vi) any applicable federal, state, local or foreign law, statute, rule, regulation or ordinance, or any order, injunction, writ, judgment, decree, or ruling of any court, arbitrator or Governmental Authority.

Section 4.5 Consents. No Consent by any Person is necessary for Purchaser to execute and deliver this Agreement or the Purchaser Related Instruments and to perform its obligations hereunder and thereunder, except for Consents obtained and received prior to the Closing.

Section 4.6 No Proceedings. There are no Proceedings pending or, to the best of its knowledge, threatened by or before any court, arbitrator or Governmental Authority against it against or affecting it or its assets, (a) in which any Person is seeking to restrain or prohibit, or to obtain damages or other relief in connection with, or to challenge the validity or legality of, this Agreement or the Purchaser Related Instruments or the transactions contemplated hereby or thereby, or (b) which, if determined adversely to Purchaser, would be reasonably likely to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby or thereby.

Section 4.7 No Brokers. No broker, finder, investment broker or similar agent is or shall be entitled to receive any fee, commission or other remuneration or compensation relating to the transactions contemplated by this Agreement or any Purchaser Related Instrument based on any action taken by or on behalf of Purchaser.

Section 4.8 Contribution Units. The Contribution Units have been validly authorized and, when issued to Seller at the Closing as contemplated by this Agreement, will be validly issued and fully paid and constitute 10% of the then issued and outstanding Units.

SECTION 5

ADDITIONAL COVENANTS

Section 5.1 Conduct of Business of Seller.

(a) Ordinary Course. From the date of this Agreement through the Closing Date or the termination of this Agreement, Seller shall, and Seller Principals shall cause Seller to, conduct the Business only in the ordinary course consistent with past practices, including but not limited to using their best efforts to (i) preserve intact its business organization and its good will, including its relationships with its suppliers, customers, lenders and others having business relationships with it, (ii) perform all its obligations in accordance with their terms, (iii) maintain the Assets in good operating condition, (iv) keep available the services of its present lessors, lessees, licensors, licensees, suppliers, customers, employees and agents, (v) comply with all applicable laws, rules, regulations and orders, (vi) not commence any new Proceeding relating to the Assets or the Business, (vii) not take, authorize or permit any other action that would materially and adversely affect the Assets or the Business or any rights or benefits relating to the Assets or Business to be acquired, (viii) not take any other action that causes any representation or warranty made in this Agreement to be untrue, incorrect, inaccurate or misleading in any material respect, and (ix) not enter into any oral or written contract, agreement, commitment, arrangement or understanding to do any of the foregoing, except in each case with the consent of Purchaser, in its sole discretion.

(b) Prohibited Actions. By way of amplification and not limitation of the foregoing, Seller shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, or propose or agree to do, any of the following without the prior written consent of Purchaser:

(i) amend or otherwise change its Articles of Incorporation or Bylaws;

(ii)(A) offer, issue, sell, pledge or otherwise dispose of any capital shares, notes, bonds or other securities, or any obligations or instruments convertible into or exchangeable or exercisable for any capital shares, except pursuant to the exercise of outstanding options or warrants in accordance with the terms thereof as in effect on the date hereof, (B) grant any option, warrant or right to acquire capital shares or securities convertible into or exchangeable for capital shares, (C) alter the terms of any of its authorized or outstanding securities, (D) adjust, split, subdivide, combine or reclassify its capital shares, or (E) make, declare, set aside or pay any dividends or other distributions with respect to, or redeem, purchase, retire or otherwise acquire, any of its capital shares or any securities or obligations convertible into or exchangeable or exercisable for any such capital shares;

(iii)(A) incur, or otherwise become liable for, any indebtedness for borrowed money or any other Liabilities (absolute, contingent, accrued or otherwise), other than current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice; (B) issue any debt securities; or (C) assume, guarantee, endorse or otherwise become responsible for any Liabilities of any other Person;

(iv) sell, transfer, assign, lease, license, mortgage, pledge or otherwise dispose of any of the Assets, other than sales of Inventory in the ordinary course of business;

(v) create or incur any Lien upon any of the Assets, or permit or allow any of the Assets to be subjected to any Lien;

(vi) acquire, merge, consolidate with or enter into any similar business transaction with any corporation, partnership, limited liability company, other business organization or any division thereof, or acquire any assets thereof, except in the ordinary course of business;

(vii) reorganize, liquidate, dissolve, or file a petition in bankruptcy or any provisions of any federal or state bankruptcy or law, or take any actions or adopt any plan or arrangement relating to the same, or consent to the filing of any bankruptcy petition against Seller;

(viii) grant, pay or increase, or enter into or modify any employment, severance, termination or similar agreement or arrangement with regard to, any wages, salary, bonus, incentives, pension, severance, termination pay or other compensation or benefits to or with any officer, director, employee, consultant or agent of Seller;

(ix) initiate, settle, give notice of or compromise any claim, litigation or other Proceeding, whether now pending or hereafter brought;

(x) amend, modify, accelerate or terminate any Contract, Permit or other obligation or commitment to which Seller is a party or by which it or any of the Assets are bound;

(xi) enter into any Contract that would be material to the Assets or the Business;

(xii) amend, terminate, cancel, compromise, waive, forgive or release any claim or right relating to the Assets, the Business or the Assumed Liabilities;

(xiii) make any material change in the accounting methods, principles, records or practices of the Business;

(xiv) adopt, amend, modify or terminate any profit-sharing, bonus, incentive, deferred compensation, severance, termination, savings, insurance, pension, retirement, stock option, 401(k), cafeteria or other Employee Benefit Plan or the payments or benefits thereunder;

(xv) make any tax election or settle or compromise any material federal, state, local or foreign Tax liability;

(xvi) grant, transfer or assign any license or compromise or settle any claims with respect to Intellectual Property;

(xvii) incur or suffer any material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;

(xviii) purchase, lease or otherwise acquire the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000, individually (in the case of a lease, per annum) or $10,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term) except for purchases of Inventory in the ordinary course of business;

(xix) make any capital expenditure or commitment for any capital expenditure in excess of $5,000 in individually or $10,000 in the aggregate;

(xx) make any capital investment in, loan to or acquisition of the securities or assets of, any Entity;

(xxi) enter into any Contract or transaction with any of its officers, directors, shareholders or employees, or any of their Affiliates or relatives, other than payment of customary compensation for services rendered by employees in the ordinary course of business;

(xxii) make any loan or advance to, make any capital contribution investment in any Person, or guaranty any loan, debt or other obligation of, any other Person;

(xxiii) take any other action that would cause any representation or warranty made in this Agreement to be untrue, incorrect, inaccurate or misleading in any material respect; or

(xxiv) enter into any oral or written Contract, commitment, arrangement or understanding to do any of the foregoing, or take any action or make any omission that would result in any of the foregoing.

Section 5.2 Access. From the date of this Agreement through the Closing Date or the earlier termination of this Agreement, Seller and Seller Principals shall provide Purchaser and its officers, employees and agents and representatives full access during normal business hours to the Business and the Assets and to the employees, agents, properties, books, contracts, accounts, commitments, records, tax returns and documents of Seller and shall furnish to Purchaser and its agents and representatives books, records, contracts, data and information concerning the Assets and the Business as Purchaser and its agents and representatives may reasonably request. In the event that the transactions contemplated by this Agreement fail to be consummated, then Purchaser and Seller shall promptly return to each other all the other’s data and information furnished to it and shall keep all such data and information confidential in accordance with Section 10.3. No investigation pursuant to this Section 5.2 or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement of Seller in this Agreement or any condition to the closing obligations of Purchaser.

Section 5.3 Risk of Loss. From the date of this Agreement through the Closing Date, Seller assumes all risk of loss of the Assets, whether by reason of theft, fire, act of God or other casualty, and Purchaser shall not be obligated to consummate the transactions contemplated hereby if there is any material loss of the Assets caused by any casualty, whether through the fault or negligence of Seller or otherwise.

Section 5.4 Consummation of Transactions. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use such party’s commercially reasonable efforts, and will cooperate with each other, to take, or cause to be taken, as promptly as practicable, all such actions and to do, or cause to be done, all other things necessary to carry out its obligations under this Agreement and under all other agreements contemplated by this Agreement and to consummate and make effective the transactions contemplated hereby and thereby, including obtaining all Consents which are necessary in connection with the transactions contemplated hereby and thereby, provided that Purchaser shall not be obligated to assume any additional liability of Seller or pertaining to the Assets or Business other than as expressly and specifically provided in this Agreement.

Section 5.5 Public Announcements. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Purchaser and Sellers shall consult with each other before issuing any press releases or otherwise making any public statements or disclosures with respect to this Agreement or the transactions contemplated hereby (directly or through Affiliates) and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except (i) disclosure to third parties and whose consent, approval or waiver is required in connection hereunder or (ii) to the extent required by any applicable law or regulation, any governmental authority or judicial proceeding, or by the rules and regulations of any stock exchange or stock market.

Section 5.6 Notification of Certain Matters. From the date of this Agreement through the Closing Date, (a) Purchaser and Seller each shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event, fact or circumstance the occurrence or failure of which would be reasonably likely to cause any or its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect, or that breaches or is reasonably likely to breach any of its covenants or agreements set forth in this Agreement, and (ii) any material failure on its part to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; (b) Seller shall give prompt notice to Purchaser of (i) any fact, circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby, and (iv) any Legal Proceedings commenced or, to the knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Business or the Assets or that otherwise relates to the consummation of the transactions contemplated hereby. Purchaser’s receipt of any notice or information pursuant to this Section 5.6 shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller under this Agreement and shall not, in and of itself, be deemed to amend or supplement the Disclosure Schedules.

Section 5.7 No Solicitation. From the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall not, and Seller Principals shall not permit or authorize Seller or any of Seller’s officers, directors, shareholders, employees, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, encourage, consider, continue, accept or take any other action to facilitate the initiation or submission of inquiries, proposals, tenders or offers by or from, (ii) provide any information to, (iii) enter into any Contract or other instrument, arrangement or understanding (whether oral or written, and whether or not binding) with, or (iv) participate in any discussions, conversations, negotiations or any other communications with, any Person concerning any written or oral inquiry, proposal, tender or offer relating to a potential direct or indirect sale, transfer or other disposition (whether by sale, merger, business combination, stock issuance, lease or otherwise) by Seller of any of the Business or the Assets (other than sales of Inventory in the ordinary course of business) by, any Person other than Purchaser (“Acquisition Proposal”). Seller and Seller Principals shall immediately cease and cause to be terminated, and shall cause it Affiliates to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted prior to the date hereof with respect to, or that could lead to, an Acquisition Proposal. Seller and Seller Principals shall promptly (and in any event within one business day after receipt thereof by Seller) notify Purchaser of, and provide to Purchaser a copy of any written materials or if oral a summary of the material terms and conditions of, (i) any Acquisition Proposal that Seller or either Seller Principal may receive, (ii) any request for information with respect to any Acquisition Proposal, or (iii) any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal.

Section 5.8 Employment Arrangements.

(a) No Changes. Prior to the Closing, Seller shall not, without the prior written consent of Purchaser, make any changes, or enter into any agreements, understandings or arrangements to change, the compensation or benefits of any of its employees.

(b) Transferred Employees. Purchaser may, in its sole discretion and without any obligation to, offer employment to any of the current employees of Seller who are substantially involved in the Business as Purchaser may desire. Any employee of Seller considered for employment by Purchaser shall be subject to Purchaser’s normal application and screening procedure and to Purchaser’s compensation and benefits policies. Those employees of Seller who accept such offer of employment as of the Closing Date are referred to herein as the “Transferred Employees.” No provision of this Agreement, express or implied, shall confer on any employee or former employee of Seller any right to employment or any continued right to employment for any extended period with Purchaser.

(c) Seller’s Employees’ Compensation. Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to or any other Liabilities of Seller with respect to any current or former employee of Seller, including, without limitation, (i) any and all (A) hourly pay, commissions, bonus, salary, unpaid or accrued vacation, sick, personal or other similar time, fringe, pension or profit sharing benefits, (B) medical, dental, life insurance, health accident or disability or other employee benefits, (C) worker’s compensation claims, or (D) benefits and payments under any Employee Benefit Plan, in each case to the extent relating to the service with Seller at any time prior to the Closing Date, and (ii) any and all retention, severance, termination, change-in-control or other similar compensation or benefits which are or may become payable in connection with the consummation of the transactions contemplated (collectively, “Seller’s Employees’ Compensation”). On or prior to the Closing Date, Seller shall pay in full and otherwise satisfy all Seller’s Employees’ Compensation.

(d) Employee Benefit Plans. Purchaser is not assuming hereunder, and shall not have any Liability accruing or arising under, relating to or otherwise with respect to, any Employee Benefit Plan of Seller or any salary, bonus, benefits or other compensation of any kind or nature relating to any employees of Seller arising, accruing or related to events occurring prior to the Closing Date. From and after the Closing, Seller shall remain solely responsible for any and all payments and other benefits under its Employee Benefit Plans in respect of its employees, including the Transferred Employees, and their beneficiaries and dependents.

Section 5.9 Payoff Letters. At or prior to the Closing, Seller and Seller Principals shall obtain, and deliver to Purchaser, the Payoff Letters from the Debt Holders, each of which shall provide a full payoff balance for each Debt Holder and the Debt Holder’s commitment to release any and all Liens against the Assets immediately upon receipt of the amount set forth in the Payoff Letters.

Section 5.10 Third Party Consents. Seller shall use its best efforts to give all notices to, and to obtain all Consents from, (i) all third parties that are described in Schedule 3.6, (ii) all parties other than Seller to all Assumed Contracts, (iii) all customers of Assumed Projects.

Section 5.11 Tax Clearance Certificates. Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Purchaser to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied.

SECTION 6

CONDITIONS PRECEDENT TO PURCHASER’S CLOSING OBLIGATIONS

The obligations of Purchaser to acquire the Assets and to take the other actions contemplated hereby to be taken by Purchaser at or prior to the Closing are subject to the satisfaction (unless waived in writing by Purchaser), at or prior to the Closing, of each of the following conditions:

Section 6.1 Accuracy of Representations and Warranties. Each and every representation and warranty made by Seller and each Seller Principal in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified as to materiality, in which case to that extent such representation or warranty shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same effect as if it had been made or given on the Closing Date.

Section 6.2 Performance of Covenants. Seller and each Seller Principal shall have performed, satisfied and complied with, in all material respects, all covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Seller and each Seller Principal at or prior to the Closing.

Section 6.3 Proceedings and Documents Satisfactory. All proceedings, corporate or otherwise, to be taken by Seller or either Seller Principal in connection with the transactions contemplated hereby, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

Section 6.4 No Proceedings. No Proceeding shall be pending or overtly threatened by or before any court, arbitrator or Governmental Authority (a) against or affecting Seller, the Business or the Assets, (b) against or affecting either Seller Principal that directly or indirectly affects or involves Seller, the Business or the Assets, (c) which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with, or which questions or challenges the legitimacy, validity or enforceability of, this Agreement or the transactions contemplated hereby or which otherwise interferes with the consummation of the transactions contemplated hereby, or (d) which, if successful, would have a material adverse effect on the Assets or the Business or would materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to utilize the Assets or conduct the Business.

Section 6.5 Deliveries at Closing. Seller and each Seller Principal shall have delivered to Purchaser at the Closing the Assets the audited Financial Statements referenced in Section 3.12 and each of the certificates, instruments, documents and agreements required to be delivered to Purchaser hereunder.

Section 6.6 Consents. Any and all Consents necessary to permit the consummation of the transactions contemplated hereby shall have been duly obtained.

Section 6.7 Permits. Purchaser shall have obtained any and all Permits (including Permits required to be assigned by Seller to Purchaser) necessary for Purchaser to conduct the Business as currently conducted by Seller.

Section 6.8 No Material Adverse Change. Since December 31, 2011, there shall have been no changes in the Assets, Business, condition (financial or otherwise), results of operations or prospects of Seller, and no event, occurrence, fact, condition, change or development shall have occurred or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect on Seller, the Business or the Assets.

Section 6.9 Due Diligence Review. Purchaser shall have satisfactorily completed its due diligence review of Seller, the Business and the Assets, and shall not have discovered any material error or misstatement in any representations and warranties of Seller and Seller Principals, or any material adverse circumstances, conditions or facts relating to Seller, the Business or the Assets, and shall be satisfied in its sole discretion with the results of its review.

Section 6.10 Confidentiality and Non-Competition Agreements. Each key employee of Seller as identified by Purchaser and agreed by Seller as being essential to the Business (“Key Employees”) shall have entered into a Confidentiality Agreement or a Non-Competition Agreement, or both, with Purchaser, in the form and on terms and conditions acceptable to Purchaser (the “Confidentiality and Non-Competition Agreements”).

Section 6.11 Office Leases. Each Lessor under each real estate lease shall have entered into a new lease agreement with, or an assignment of the current lease agreement, or an agreement to terminate such real estate lease, with Purchaser, in the form and on terms and conditions acceptable to Purchaser (the “Office Lease Restructuring Documents”).

Section 6.12 Shareholders and Capital Stock. The Seller Principals shall continue to be the sole shareholders of Purchaser at all times from the date of this Agreement until the Closing Date, and no Person shall have (i) been issued any shares of capital stock of Seller or other rights, options or warrants exercisable for or exchangeable into shares of capital stock of Seller, (ii) exercised any option, right or warrant to acquire any shares of capital stock of Seller.

Section 6.13 Lender Consent. Purchaser shall have obtained any and all consents and approvals required under its credit facility from its lenders under that credit facility.

Section 6.14 Transition Services Agreement. Seller shall executed and delivered to Purchaser a Transitional Service Agreement, in the form and on the terms and conditions mutually acceptable to Purchaser and Seller (the “Transition Service Agreement”), as provided in Section 10.__.

SECTION 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND SELLER PRINCIPALS

The obligations of Seller and Seller Principals to sell and deliver the Assets to Purchaser and to perform their other obligations contemplated hereby to be taken at or prior to the Closing are subject to the satisfaction (unless waived in writing by Seller and Seller Principals), at or prior to the Closing, of each of the following conditions:

Section 7.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (except to the extent such representation or warranty is qualified as to materiality, in which case to that extent such representation or warranty shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same effect as if made or given on the Closing Date.

Section 7.2 Performance of Covenants. Purchaser shall have performed, satisfied and complied with, in all material respects, all of the covenants, agreements, obligations and conditions under this Agreement which are to be performed, satisfied or complied with by Purchaser at or prior to the Closing.

Section 7.3 No Proceedings. No Proceeding shall be pending or overtly threatened before any court, arbitrator or Governmental Agency which seeks the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

Section 7.4 Deliveries at Closing. Purchaser shall have delivered to Seller and Seller Principals at the Closing the Purchase Price and each of the other certificates, instruments, documents and agreement required to be delivered to Seller and Seller Principals hereunder.

Section 7.5 Transition Services Agreement. Purchaser shall have executed and delivered to Seller the Transition Services Agreement.

SECTION 8

THE CLOSING

Section 8.1 Date and Place. Upon the terms and subject to the conditions set forth herein, the consummation of the sale and contribution of the Assets contemplated hereby (the “Closing”) shall take place at the offices of Purchaser at 1609 Heritage Commerce Court, Wake Forest, North Carolina, at 3:00 p.m. local time, on June 5, 2012, or at such other time, date or place as the parties shall mutually agree (the “Closing Date”).

Section 8.2 Deliveries by Seller and Seller Principals. At the Closing, Seller and Seller Principals shall deliver or cause to be delivered to Purchaser, in form reasonably acceptable to Purchaser:

(a) Full, actual and unimpeded possession and enjoyment of the Assets;

(b) All the Office Lease Restructuring Documents, each duly executed by the appropriate Lessor;

(c) One or more duly executed bills of sale transferring ownership and title and warranting good and marketable title in and to the Assets (including but not limited to tangible personal property and the Intellectual Property), and such other instruments of sale, conveyance, assignment and transfer as may be reasonably requested by Purchaser, in order to vest in Purchaser all of Seller’s right, title and interest in and to all of the other Assets, free and clear of any and all Liens of any kind or nature whatsoever;

(d) Assignments and assumptions of all Assumed Contracts, duly executed by Seller, along with all Consents required to permit such assignment and assumption;

(e) All Consents relating to Seller, the Business or the Assets necessary to permit the consummation of the transactions contemplated by this Agreement;

(f) A Certificate of Good Standing of Seller, dated within two (2) business days of the Closing Date, duly issued by the Secretary of State of the State of North Carolina;

(g) True and complete copies of resolutions, certified as of the Closing Date by the Secretary of Seller as having been duly adopted by all of the directors and all of the shareholders of Seller, authorizing Seller’s execution and delivery of this Agreement and the Related Seller Documents and its consummation of the transactions contemplated hereby and thereby, and as being in full force and effect on the Closing Date and not having been amended, supplemented, superseded, terminated or rescinded;

(h) A certificate duly executed by the President of Seller and by each Seller Principal, dated as of the Closing Date, certifying that, to his or her knowledge, (i) each such Person has performed, satisfied and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement for such Person to perform, satisfy or comply with at or prior to the Closing, and (ii) all of the representations and warranties of such Person set forth in this Agreement are true and correct in all material respects as of the Closing Date;

(i) Seller’s executed signature page entering into and agreeing to the terms and conditions of, and the rights and duties of a Member under, Purchaser’s Limited Liability Company Agreement;

(j) The Transition Services Agreement, duly executed by Seller; and

(k) All other items, documents and agreements that are required to be delivered by Seller or Seller Principals pursuant to any provision of this Agreement or any Related Seller Document that are otherwise necessary to consummate the transactions contemplated hereby or thereby or that are reasonably requested by Purchaser.

Section 8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller and Seller Principals, in form reasonably acceptable to Seller and Seller Principals:

(a) The Cash Delivery Price, as set forth in Section 2.1(a);

(b) The Contribution Units, as set forth in Section 2.1(b);

(c) Assumptions of all Assumed Accounts Payable, Assumed Seller Debts, and Assumed Contracts, duly executed by Purchaser;

(d) True and complete copies of resolutions, certified as of the Closing Date by the Secretary of Purchaser as having been duly adopted by the Managers and sole Member of Purchaser, authorizing Purchaser’s execution and delivery of this Agreement and its consummation of the transactions contemplated hereby and thereby;

(e) A certificate duly executed by the President of Purchaser, dated as of the Closing Date, certifying that, to his knowledge, (i) Purchaser has performed, satisfied and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be performed, satisfied or complied with at or prior to the Closing, and (ii) all of the representations and warranties of Purchaser set forth in this Agreement are true and correct in all material respects as of the Closing Date;

(f) The Transition Services Agreement, duly executed by Purchaser; and

(g) All other items required to be delivered by Purchaser pursuant to any provision of this Agreement or any Related Purchaser Document or that are reasonably requested by Seller or Seller Principals.

Section 8.4 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete. Notwithstanding the Closing Date and the date the Closing is complete, the effective date of the Closing for all purposes shall be June 2, 2012, at 12:01 a.m., Eastern time (the “Effective Date”). For all purposes hereunder, Purchaser shall be deemed to have been the owner of the Assets and the Business from and after the Effective Date.

SECTION 9

SURVIVAL AND INDEMNIFICATION

Section 9.1 Survival. All representations and warranties set forth in this Agreement shall survive the Closing and shall continue in full force and effect thereafter, regardless of any investigation made by any party hereto, for a period of two (2) years after the Closing Date, except that any Claims (as defined in Section 9.4) (i) for breach of a representation or warranty set forth in Sections 3.3 through 3.8, Section 3.13 and Section 3.16, or relating to any Excluded Liability, which shall survive indefinitely, (ii) relating to fraud, employee benefits, taxes, environmental matters or defects in title to the Assets shall expire only upon the expiration of the applicable statute of limitations, or (ii) that arose prior to the expiration of such survival period where proper notice thereof is given pursuant to Section 9.4 prior to the expiration of such survival period shall not expire until fully and finally resolved. All covenants and agreements set forth in this Agreement shall survive the Closing in accordance with their respective terms.

Section 9.2 Indemnification by the Seller and Seller Principals. Seller and Seller Principals shall indemnify, defend and hold harmless Purchaser, its Affiliates, successors and assigns, and the managers, members, officers, directors, shareholders, partners, employees, agents and representatives of any of them (“Purchaser Indemnitees”), from and against, and shall pay and reimburse them for, any and all claims, actions, suits, proceedings. demands, losses (including diminutions in value), costs, expenses, obligations, taxes, liabilities, damages, judgments, recoveries and deficiencies (including, without limitation, interest, fines, penalties, costs of investigation, reasonable attorneys’, accountants’ and other professionals’ fees and expenses and amounts paid in settlement) (collectively, “Damages”) arising out of, based upon or resulting from (a) any breach or violation of, inaccuracy or misrepresentation in, or failure by Seller or either Seller Principal to perform, any representations, warranties, covenants, agreements or other obligations of Seller or either Seller Principal made in this Agreement or in any schedule, certificate, exhibit or other document or instrument furnished or to be furnished by Seller or either Seller Principal to Purchaser pursuant to this Agreement; (b) any act or omission of Seller or either Seller Principal with respect to, or any event or circumstance related to, the ownership, lease or operation of the assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the time of the Closing, without regard to whether a claim with respect to such matter is asserted before or after the Closing; (c) any debt, liability or obligation of Seller or Seller Principal, or relating to the Assets, Business, operations or condition of Seller, arising or accruing prior to the Closing, including but not limited to those relating to (i) Environmental Laws or Hazardous Substances, and (ii) taxes relating to periods prior to the Closing Date; (d) except as set forth in Section 10.9, any product liability or warranty claims relating to products made or sold or services provided by Seller prior to the Closing Date; or (e) any claim by any Person to (i) all or any portion of the Purchase Price or (ii) any compensation, remuneration or other payment with respect to this Agreement or any Seller Instrument or any transaction contemplated hereby or thereby.

Section 9.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller and Seller Principal and their Affiliates, successors and assigns, and the managers, members, officers, directors, shareholders, partners, employees, agents and representatives of any of them, from and against any and all Damages arising out of, based upon or resulting from any breach or violation of, inaccuracy or misrepresentation in, or failure by Purchaser to perform, any of the representations, warranties, covenants, agreements or other obligations of Purchaser made in this Agreement, including but not limited to (a) any debt, liability or obligation of relating to the Assets, Business, operations or condition of Purchaser, arising or accruing after the Closing, and (b) taxes relating to periods after the Closing Date as provided in Section 10.4.

Section 9.4 Claims for Indemnification.

(a) Notice of Claims. Whenever any party hereunder believes it has suffered or incurred or is likely to suffer or incur any Damages, or any action or proceeding is commenced or threatened or claim is made that could result in Damages, which is reasonably likely to give rise to a claim (“Claim”) for indemnification under this Agreement, the party seeking indemnification (“Indemnified Party”) shall, upon obtaining knowledge thereof, promptly notify in writing the party against whom indemnification is sought (“Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for such Claim and the amount and nature of the Damages or an estimate thereof. The Indemnified Party’s failure to timely notify Indemnifying Party of any Claim or potential Claim shall not relieve the Indemnifying Party of any liability hereunder unless and only to the extent that such failure causes Indemnifying Party to lose the right to assert any substantive rights or defenses or to the extent that the Indemnifying Party is actually prejudiced in its rights or obligations.

(b) Defense of Claims. The Indemnified Party shall give the Indemnifying Party a reasonable opportunity to participate in and to assume the defense of any such Claim at the Indemnifying Party’s own expense and with counsel of the Indemnifying Party’s own selection reasonably satisfactory to the Indemnified Party provided, however, that Indemnified Party shall at all times also have the right but not the obligation, to fully participate in the defense of the Claim and to employ its own counsel at its own expense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines that: (i) legal defenses may be available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, (ii) a conflict or potential conflict of interest exists between the Indemnified Party and the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Claim on behalf of the Indemnified Party), or (iii) the Indemnifying Party has not in fact employed legal counsel to assume the defense of such Claim within a reasonable time after receiving notice of the Claim, then the reasonable fees, disbursements and other charges of counsel from one separate firm selected by the Indemnified Party (and reasonably acceptable to the Indemnified Party) shall be reimbursed by the Indemnified Party promptly as they are incurred.

(c) Settlement of Claims. No party hereto shall compromise, settle or consent to the entry of any judgment with respect to any Claim without the prior written consent of the other interested party or parties (which consent shall not be unreasonably withheld or delayed) unless such compromise, settlement or consent includes an unconditional release of all other interested parties hereto from any and all liabilities on any Claims that are the subject matter thereof.

(d) Cooperation. Each party hereto shall cooperate in every reasonable way with the party assuming responsibility for the defense and disposition of any such Claim, including making available to the defending party all books, records, and other material reasonably required by the defending party for its use in defending the Claim.

Section 9.5 Limitations.

(a) Basket. Neither Seller nor Seller Principals shall be liable under Section 9.2 for Damages under this Section 9, unless and until the aggregate amount of all such Damages equals or exceeds $25,000 (the “Basket Amount”), and then the obligations of Seller and Seller Principals for Damages shall apply to the entire amount of the Damages in excess of the Basket Amount.

(b) Cap. Seller shall not be liable under Section 9.2 for Damages to the extent the aggregate Damages arising under this Section 9 exceed One Million Dollars ($1,000,000) (the “Seller Indemnity Cap”); provided, however, that the Seller Indemnity Cap shall not apply with respect to (i) Damages related to any breach, violation or inaccuracy in any of the representations and warranties set forth in Sections 3.3 through 3.8, Section 3.13 and Section 3.16, as to which Seller shall not be liable under Section 9.2 to the extent the aggregate Damages arising under this Section 9 exceed the Purchase Price, (ii) any Excluded Liabilities, or (iii) any indemnification claim arising out of any fraud on the part of Seller or Seller Principals.

(c) Seller Principals. Seller Principals shall not be liable under Section 9.2 for Damages except to the extent that, for the period commencing on the Closing Date, they have received, in the aggregate, compensation (whether salary, bonus or otherwise), distributions, loans or any other cash or property from Seller that exceeds an amount equal to their aggregate compensation they received from Seller during 2011, pro rated for the applicable period.

(d) Contribution Units. In the event Seller and Seller Principals are unable or unwilling to pay for all Damages in full within 30 days after Purchaser’s right to indemnification of such Damages hereunder accrues and Seller and Seller Principals have notice thereof, Purchaser shall have the right to foreclose upon, and exercise the right to repurchase, redeem and acquire, any and all Contribution Units of Seller and Seller Principals for no additional consideration other than satisfaction of the unpaid Damages, regardless of the amount of unpaid Damages.

(e) Trina Payable. Notwithstanding any provision of this Section 9.2 or otherwise in this Agreement to the contrary, in the event Purchaser or any Purchaser Indemnitee incurs any Damages due to or resulting from Seller’s failure to timely pay and satisfy in full the Trina Payable as provided in Section 10.10, then Purchaser or such Purchaser Indemnitees shall have a right to be indemnified for such Damages hereunder without limitation by the Basket Cap or the Seller Indemnity Cap.

Section 9.6 Effect of Knowledge. No disclosure to and no investigation by or on behalf of any party hereto shall be deemed to affect its reliance on the representations, warranties, covenants and agreements contained herein or to waive its rights to indemnification as provided herein for the breach or violation of or inaccuracy or failure to perform or comply with any representation, warranty, covenant or agreement of any other party hereto.

Section 9.7 Contribution. If the indemnification provided for in this Section 9 is for any reason unavailable or insufficient to indemnify the Indemnified Party in respect of any Damages, then the Indemnifying Party shall in lieu of indemnifying the Indemnified Party contribute to the total damages to which the Indemnified Party may be subject in such proportion that shall be appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with any actions or omissions which resulted in such Damages as well as any other relevant equitable considerations.

SECTION 10

ADDITIONAL POST-CLOSING COVENANTS

Section 10.1 Further Assurances. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, convenient or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. At any time and from time to time after the Closing, Seller and Seller Principals shall, at the expense of Purchaser, execute, acknowledge and deliver any further deeds, assignments, conveyances, consents, permits and other assurances, documents and instruments of transfer reasonably requested by Purchaser, and take any and all further actions consistent with the terms of this Agreement, that may be reasonably requested by Purchaser for the purpose of more effectively and fully assigning, transferring, granting and conveying to and vesting in Purchaser all of Seller’s right, title and interest in and the Assets and the Business.

Section 10.2 Non-Competition and Restrictive Covenants.

(a) Covenant Not to Compete by Seller and Seller Principals. In order to induce Purchaser to enter into this Agreement and perform its obligations hereunder, Seller and Seller Principals hereby make the following covenants to Purchaser:

(i) Statement of Covenant. At all times during the period commencing on the Closing Date and continuing until five (5) years after the date Seller no longer owns at least one (1) Contribution Unit for any reason (the “Restricted Period”), neither Seller nor either Seller Principal nor any of their Affiliates shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in any Competing Business (as defined below) in any Seller Restricted Territory (as defined below) or (B) invest in, hold a financial interest in, be in any way connected or affiliated with, or render advice or services to, any Person that is engaged in Competing Business in any Seller Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Seller or either Seller Principal from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market.

(ii) Competing Business. For purposes of this Agreement, the phrase “Competing Business” means and shall be deemed to include (A) any business or activity that involves researching, developing, engineering, designing, marketing, selling and servicing products, services and technologies related to solar power systems, including Solar PV Systems, Solar Thermal Systems, and other solar energy systems, and related energy efficiency solutions, for electric utilities and for industrial, commercial and institutional customers, electric utilities and co-ops, non-profit organizations, and governmental agencies and organizations such as military and municipal entities; and (B) any business or activity conducted by Purchaser that involves using or employing similar or related products, services and technologies similar or related to, and within the same customer groups or classes, as in Section 10.2(a)(ii)(A). Notwithstanding the foregoing, the phrase Competing Business does not include the Seller Permitted Business (as defined below).

(iii) Seller Permitted Business. For purposes of this Agreement, the phrase “Seller Permitted Business” means and is limited to selling and installing small solar energy systems only to the following types of customers:

(A)	Residential homes, including systems for residential developers, but not including military housing and barracks or any other public or institutional housing facilities.

(B)	Small professional services businesses, such as doctors’ offices and lawyers’ offices, but not including hospitals, urgent care centers and other healthcare operations or large commercial buildings.

(C)	Small retail merchants, such as florists and restaurants, with less than ten (10) affiliated locations, but not including systems that support multiple retailers at a single location such strip centers or malls.

(iv) Seller Restricted Territory. For purposes of this Agreement, the phrase “Seller Restricted Territory” means and shall be deemed to include (A) the State of North Carolina; (B) any county of any State in the United States of America, and any similar territory of any other country, in which Seller actively engaged in business or otherwise had material operations at any time during the three years preceding the Closing Date; and (C) any other county, state, province or similar territory of any other country in which Purchaser or its Affiliates is actively engaged in business or otherwise has material operations at any time during the three years preceding the Closing Date through the Restricted Period.

(v) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 10.2(a) is to be effective are fair and reasonable and are reasonably necessary for the protection of Purchaser its business and its trade secrets and Confidential Information (as defined below), customer relationships and good will, and each of Seller and each Seller Principal hereby waives any objections to or defenses in respect thereof. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 10.2(a) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 10.2(a) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 10.2(a) shall be deemed to be a series of separable and independent covenants.

(b) Covenant Not to Compete by Purchaser.

(i) Statement of Covenant. At all times during the Restricted Period, neither Purchaser nor any of its Affiliates shall, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, trustee, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, (A) engage or participate in (1) the Seller Permitted Business, or (2) any business or activity conducted by Seller during the Restricted Period that involves using or employing similar or related products, services and technologies similar or related to, and within the same customer groups or classes, as the Permitted Business (the “Related Permitted Seller Business”), in either case in any Purchaser Restricted Territory or (B) invest in, hold a financial interest in, be in any way connected or affiliated with, or render advice or services to, any Person that is engaged in the Seller Permitted Business or any Related Seller Permitted Business, in either case in any Purchaser Restricted Territory. Notwithstanding the foregoing, nothing herein contained shall prevent Purchaser or any of its Affiliates from acquiring and holding for investment up to two percent (2%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or in the over-the-counter market.

(ii) Purchaser Restricted Territory. For purposes of this Agreement, the phrase “Purchaser Restricted Territory” means and shall be deemed to include (A) the State of North Carolina; (B) any county of any State in the United States of America, and any similar territory of any other country, in which Seller actively engaged in the Seller Permitted Business during the three years preceding the Closing Date; and (C) any other county, state, province or similar territory of any other country in which Seller is actively engaged in the Seller Permitted Business at any time during the Restricted Period.

(iii) Interpretation of Covenant. The parties hereto acknowledge and agree that the scope, duration and area for which the covenant not to compete set forth in this Section 10.2(b) is to be effective are fair and reasonable and are reasonably necessary for the protection of Seller and its business and its trade secrets and Confidential Information, customer relationships and good will, and Purchaser hereby waives any objections to or defenses in respect thereof. In the event that any court of competent jurisdiction determines that any portion of the scope, time period or restricted area are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 10.2(b) shall be deemed amended, and the court shall have the right to reform this Agreement, to delete or strike therefrom such provisions or portions determined to be unenforceable, illegal or invalid so that the remainder of the covenant set forth in this Section 10.2(b) shall remain in full force and effect, for the greatest scope and time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 10.2(b) shall be deemed to be a series of separable and independent covenants.

(c) Covenant Regarding Disclosure or Use of Confidential Information.

(i) Each of Seller and each Seller Principal hereby agrees that such Person shall at all times during the Restricted Period keep confidential and hold in confidence all Confidential Information (as defined below), and neither Seller nor either Seller Principal shall, at any time during the Restricted Period, either directly or indirectly, use any Confidential Information for such Person’s own benefit or to the benefit of any other Person or divulge, disclose, communicate or otherwise reveal any Confidential Information to any Person in any manner whatsoever, except (A) Confidential Information that becomes generally available to the public other than as a direct or indirect result of a disclosure by Seller or either Seller Principal or any agent of Seller or either Seller Principal; (B) to the extent such disclosure is necessary to prepare any tax and similar forms and reports to Governmental Authorities, other than to the extent necessary to prepare any tax and similar forms and reports to Governmental Authorities and/or (C) to the extent such disclosure is required by applicable law or court order; provided, however, that with respect to this Section 10(c)(i), Seller and each Seller Principal will provide Purchaser with at least five (5) business days’ advance written notice of any such compelled disclosure and will cooperate with Purchaser to minimize the extent of such compelled disclosure. As used herein, “Confidential Information” shall mean any and all information, whether written, oral electronic or in any other format or media, related to Purchaser, the Business, the Assets, including, but not limited to, its business, affairs, assets, conditions, operations (financial or otherwise), proposals, finances, practices, procedures, policies, methods, contracts, agreements and arrangements, lending policies, pricing policies, price lists, financial plans, business plans, financial information, financial projections, budgets, marketing strategies and techniques; the identity and location of all past, present and prospective customers, suppliers, Affiliates, debtors, creditors, lenders, employees, consultants, advisors, agents, distributors, wholesalers, clients and others who have dealings with Seller with respect to the Business or the Assets, trade secrets, processes, photographs, graphics, product specifications, formulas, compositions, samples, inventions, ideas, research and development; patents, patent applications; copyrights and copyright applications (in any such case, whether registered or to be registered in the United States or any foreign country) applied for, issued to or owned by Purchaser; any and all processes, computer programs and software (including object code and source codes, database, technologies, engineering or technical data, drawings, sketches or designs, manufacturing or distribution methods or techniques; and any other information known to Seller or Seller Principal to be Confidential Information. Each of Seller and Seller Principal hereby acknowledges and agrees that, as between Seller or Seller Principal, on the one hand, and Purchaser, on the other hand, all of the Confidential Information, whether or not developed, created or modified by Seller or either Seller Principal, shall from and after the Closing Date be and remain the exclusive property of Purchaser. Confidential Information shall not include information that Seller or either Seller Principal can demonstrate: (1) is in the public domain at the time of execution of this Agreement or which becomes part of the public domain after execution of same, (2) is disclosed to Seller or such Seller Principal by a third party without violating any obligation on the part of the disclosing party not to so disclose such information, or (3) is known to Seller or such Seller Principal as of the date hereof.

(ii) Purchaser hereby agrees that it shall at all times during the Restricted Period keep confidential and hold in confidence all Confidential Information of Seller (applicable to Seller’s assets and business relating to its Residential and Small Commercial Business) (“Seller Confidential Information”), and Purchaser shall not, at any time during the Restricted Period, either directly or indirectly, use any Seller Confidential Information for its own benefit or to the benefit of any other Person or divulge, disclose, communicate or otherwise reveal any Seller Confidential Information to any Person in any manner whatsoever, except (A) Seller Confidential Information that becomes generally available to the public other than as a direct or indirect result of a disclosure by Purchaser or any agent of Purchaser; (B) to the extent such disclosure is necessary to prepare any tax and similar forms and reports to Governmental Authorities, other than to the extent necessary to prepare any tax and similar forms and reports to Governmental Authorities and/or (C) to the extent such disclosure is required by applicable law or court order; provided, however, that with respect to this Section 10(c)(ii), Purchaser will provide Seller with at least five (5) business days’ advance written notice of any such compelled disclosure and will cooperate with Seller to minimize the extent of such compelled disclosure. Purchaser hereby acknowledges and agrees that, as between Seller or Seller Principal, on the one hand, and Purchaser, on the other hand, all of the Seller Confidential Information shall from and after the Closing Date be and remain the exclusive property of Seller. Seller Confidential Information shall not include information that Purchaser can demonstrate: (1) is in the public domain at the time of execution of this Agreement or which becomes part of the public domain after execution of same, (2) is disclosed to Purchaser by a third party without violating any obligation on the part of the disclosing party not to so disclose such information, (3) is known to Purchaser as of the date hereof, or (4) is acquired by Purchaser pursuant to this Agreement.

(d) Non-Solicitation of Employees and Other Purchaser Persons.

(i) Each of Seller and each Seller Principal agrees that, during and throughout the Restricted Period, such Person shall not, and shall not permit its Affiliates, directly or indirectly, (1) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of Purchaser at any time during prior year (“Purchaser Person”), (2) cause any Purchaser Person to (A) terminate such Purchaser’s Person’s employment, service or engagement with Purchaser, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the Business to be acquired by Purchaser, or (3) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Purchaser Person.

(ii) Purchaser agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its Affiliates, directly or indirectly, except as otherwise contemplated by this Agreement including in connection with the sale, assignment and transfer of the Assets and Business to Purchaser, (1) employ, hire, attempt to hire, recommend for hire, solicit, induce, recruit or otherwise engage any individual serving as an employee, officer, director, consultant, contractor or other service provider of Seller at any time during prior year in the Seller Permitted Business unless also in the Business (“Seller Person”), (2) cause any Seller Person to (A) terminate such Seller’s Person’s employment, service or engagement with Seller, (B) accept employment or engagement or otherwise render services to any other Person or business (wherever located, and regardless of type of business conducted), or (C) interfere with the Seller Permitted Business, or (3) provide or furnish to any other Person any information (including information about the identity, experience, expertise, qualifications, special knowledge, personal characteristics, position, duties or compensation) about any Seller Person.

(e) Non-Solicitation of Customers.

(i) Each of Seller and each Seller Principal agrees that, during and throughout the Restricted Period, such Person shall not, and shall not permit its Affiliates, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects, of Purchaser during the previous three years to (i) cease being, or not to become, a client or customer of Purchaser, (ii) reduce the amount of their business with or otherwise divert any of their business from Purchaser, (iii) become a customer or client of Seller, any Affiliate of Seller or any other Person, except to become a customer or client in the Seller Permitted Business without adversely affecting their customer relationship in the Business, or (iv) engage in any Competing Business.

(ii) Purchaser agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its Affiliates, directly or indirectly, solicit, contact or meet with (or attempt to do the same) any clients or customers, or any prospects, of Seller in the Seller Permitted Business during the previous three years to (i) cease being, or not to become, a client or customer of Seller, (ii) reduce the amount of their business with or otherwise divert any of their business from Seller, (iii) become a customer or client of Purchaser, any Affiliate of Seller or any other Person, except to become a customer or client in the Business without adversely affecting their customer relationship in the Seller Permitted Business, or (iv) engage in any Seller Permitted Business.

(f) Non-Interference with Business.

(i) Each of Seller and each Seller Principal agrees that, during and throughout the Restricted Period, such Person shall not, and shall not permit its Affiliates, directly or indirectly, interfere in any business relationship between Purchaser and any other Person, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, vendor, customer, client or lender of Purchaser (other than in the Seller Permitted Business).

(ii) Purchaser agrees that, during and throughout the Restricted Period, it shall not, and shall not permit its Affiliates, directly or indirectly, interfere in any business relationship between Seller or Seller Principals and any other Person in the Seller Permitted Business, including any Person who was at any time an employee, consultant, contractor, advisor, supplier, vendor, customer, client or lender of Seller (other than in the Business).

(g) Non-Disparagement. Neither Seller nor either Seller Principal, on the one hand, nor Purchaser, on the other hard, shall, or shall permit any of its Affiliates to, at any time during the Restricted Period or thereafter, make, publish or otherwise communicate to any Person or in any public forum any statements, remarks or comments that disparage the business reputation of any other party hereto or its business, affairs, operations, assets, properties, customers, suppliers, lenders or prospects, or of any of its directors, officers, employees, agents, representatives or Affiliates or take any actions that are harmful to the other party’s goodwill with others; provided, however, that this covenant shall not in any way restrict or impede a party from exercising such party’s protected rights to the extent such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or a Governmental Authority, provided any statements made by such party are known by such party to be truthful and that party provides reasonable prior written notice of the same to the other party.

(h) Equitable Relief. Each party hereto hereby acknowledges and agrees that (i) the covenants in this Section 10.2 are of special, unique and personal character which gives them a peculiar value to the Purchaser, (ii) any violation of these covenants would result in irreparable and immediate harm, damage and injury to Purchaser, and (iii) Purchaser cannot be reasonably or adequately compensated in money damages in an action at law in the event of Seller or either Seller Principal breaches any obligations under this Section 10.2. Each of Seller and each Seller Principal therefore expressly agrees that, in addition to any other rights or remedies which Purchaser may have at law or in equity or by reason of any other agreement, Purchaser shall be entitled to obtain injunctive and other equitable relief in the form of temporary, preliminary and permanent injunctions in the event of any actual or threatened breach of any such obligation by Seller or either Seller Principal without the necessity of proving actual damages and without the necessity of posting any bond or other security. Nothing in this Agreement shall be construed to prohibit Purchaser from pursuing any other remedy, and each of Seller and each Seller Principal agrees that all remedies under this Agreement, whether in or under law, equity or otherwise, of Purchaser are cumulative.

(i) Acknowledgments. Each of Seller and each Seller Principal, on the one hand, and Purchaser, on the other hand, acknowledges and agrees that (i) the other has acquired and intends to invest substantial time, money and other resources in developing and maintaining competitive advantage and its good will in its industry, and (ii) the covenants contained in this Section 10.2 (A) are reasonable and necessary in all respects to protect the goodwill, trade secrets, Confidential Information (or Seller Confidential Information, as applicable) and business interests of the other; (B) are not oppressive to the other; and (C) do not impose any greater restraint on such Person than is reasonably necessary to protect the goodwill, trade secrets, Confidential Information (or Seller Confidential Information, as applicable) and legitimate business interests of the other.

(j) Nature of Covenants. The covenants in this Agreement are independent covenants, and the existence of any claim by any party hereto against another party hereto under this Agreement or otherwise will not excuse a breach by a party hereto under, or waive any party’s obligation to perform, any of its covenants under this Section 10.2.

Section 10.3 Preservation of Pre-Closing Records Relating to Business and Assets. At or promptly after the Closing, Seller and Seller Principals shall transfer and deliver to Purchaser all books, records and files relating to the Assets and the Business (the “Pre-Closing Records”). For a period of three years after the Closing Date, Purchaser shall preserve all Pre-Closing Records, and shall provide reasonable access to Seller and Seller Principal thereto and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any Pre-Closing Records, provided that at any time after the Closing, Purchaser may give Seller Principals written notice of its intention to dispose of any Pre-Closing Records, and Seller Principals shall have a period of 60 days after receipt of any such notice to notify Purchaser of their desire to retain any of such items to be disposed of. Purchaser shall, upon receipt of such notice from Seller Principals deliver to Seller Principals the items that Seller Principals have elected to retain.

Section 10.4 Taxes.

(a) Pre-Closing. Seller and Seller Principals shall be responsible for the timely preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms pertaining to the Assets and the Business for all taxable periods ending on or before the Closing Date, and Seller and Seller Principals shall be responsible for the payment in full of all amounts due thereunder.

(b) Due to Transactions. Seller and Seller Principals shall pay all federal, state and local sales, use, income, franchise, worker’s compensation, unemployment documentary and other transfer taxes and fees arising out of the transfer of the Assets and the Business in accordance herewith, and shall pay its portion, prorated as of the Closing Date, of all federal, state and local personal property taxes relating to the Assets. Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to the Assets or the Business being acquired for any period before the Closing Date. Seller and Seller Principals shall indemnify, reimburse and hold Purchaser harmless in respect of any liability for payment of or failure to pay any such taxes or any filing of or failure to file any reports required in connection therewith.

(c) Post-Closing. Purchaser shall not utilize the tax identification number of Seller. Purchaser shall be responsible for the preparation of all federal, state and local income, excise, withholding, property, sales, use, franchise and other tax returns, reports and forms pertaining to the Business and the Assets for all taxable periods ending after the Closing Date, and for the payment of all amounts due thereunder.

(d) Tax Proceedings. In the case of an audit or proceeding by a Governmental Authority (“Tax Proceeding”) that relates to taxes pertaining to the Assets, the Business or Seller during a period ending on or before the Closing Date, Purchaser shall have the right, in its sole discretion and at its expense, to control the conduct of such audit or proceeding and the defense and settlement thereof. Purchaser shall also control the defense and settlement of any Tax Proceeding relating to taxable periods or portions thereof that begin on or after the Closing Date. Notwithstanding the foregoing, neither Seller nor Purchaser shall, without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) consent to, agree to pay or otherwise concede any proposed adjustment or any settlement or payment that would have a materially adverse effect on the taxes or obligations of the other party. In the defense of any such Tax Proceeding, each party agrees to provide reasonable access to, and the right to make copies of, the information, books and records relating to the Assets and the Business within its possession to the other party, and to provide reasonable access to the employees who are knowledgeable regarding the relevant tax matters.

Section 10.5 Post-Closing Insurance. For a period of up to 90 days (in the discretion of Purchaser) after the Closing Date, Seller shall maintain insurance with respect to the Assets and the Business at the same levels as prior to the Closing.

Section 10.6 Use of Seller’s Name. For a period of up to three (3) years after the Closing Date, Purchaser and its Affiliates shall have the right and option to use any variation of Seller’s name (including variations of “Southern Energy Management” and “SEM”), and the associated design and logo, so long as, with respect to the name, such name used by Purchaser includes one or more words that distinguish it from Seller such as the words “PowerSecure” “PowerSecure Solar”, “Utilities”, “Large Commercial” or “Industrial”, and Seller hereby grants to Purchaser the non-exclusive right and license to use its name as such during such three year period. Seller covenants and agrees not to grant any other Person any right, title or interest in, or license or right to use to, any Person other than Purchaser and its Affiliates during such three year period.

Section 10.7 Post-Closing Support.

(a) Seller Principal Availability. In order to induce Purchaser to enter into this Agreement and to pay the Purchase Price and perform its other obligations hereunder, and in order to ensure a smooth transition of the Business from Seller to Purchaser, each Seller Principal each shall make himself or herself reasonably available to Purchaser to provide advice and consultation services on the Assets and the Business, on a non-employment basis, as requested by Purchaser for a period of six months after the Closing Date, up to 32 hours per month, for no additional compensation.

(b) Transition Services Agreement. At the Closing, Seller and Purchaser enter into the Transition Services Agreement to facilitate transitional issues affecting each of them.

Section 10.8 Limitation on Seller Distributions. For a period of one year after the Closing Date, Seller shall not, directly or indirectly, make any dividends or distributions to, make any loans or advances to, or pay any compensation beyond the current salary to, or engage in any other transaction that results in any cash or assets of Seller being received by, either Seller Principal or any other future shareholder of Seller, or any of their Affiliates, other than distributions sufficient to provide any shareholder of Seller with an amount of cash at least equal to such shareholder’s Seller Mandatory Tax Distribution Amount (as defined herein). The “Seller Mandatory Tax Distribution Amount” for each for each shareholder of Seller for each fiscal quarter of Seller means an amount equal to the product of (i) the taxable income of Seller for federal income tax purposes allocable, or reasonably estimated to be allocable, to such shareholder for such fiscal quarter, multiplied by (ii) the sum of the maximum Federal individual income tax rate and the maximum North Carolina state individual income tax rate to which such shareholder is subject.

Section 10.9 Warranty Claims. For a period of 18 months after the Closing Date, Seller shall reimburse Purchaser for any warranty claims with respect to any goods, services or technologies sold or otherwise provided prior to the Closing, as to which Purchaser performs the reasonably necessary warranty work, in an amount not to exceed $200,000 in the aggregate, subject to and over and above a $25,000 basket (the “Warranty Claims”). Seller’s Liability for the Warranty Claims as provided in this Section 10.9 shall be in addition to, and not a part of, Seller’s indemnification obligations under Section 9, and shall not be subject to the limitations on indemnity set forth in Section 9.5.

Section 10.10 Debts of Seller to be Paid Promptly After Closing. Within three (3) business days after the Closing Date, out of the Cash Purchase Price, Seller shall pay the accounts payable and the other debts, liabilities and obligations of Seller set forth on Schedule 10.10; provided, however, that notwithstanding the foregoing. Seller shall pay and satisfy in full the amount it owes to Trina Solar as of the Closing Date (the “Trina Payable”) within 90 days after the Closing Date.

SECTION 11.

TERMINATION AND CONFIDENTIALITY

Section 11.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) By mutual written agreement of the parties hereto;

(b) By either Seller or by Purchaser, by giving written notice of the other, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party (and such breach is not cured within fifteen (15) days after receipt of notice of such breach);

(c) By either Seller or by Purchaser, by giving written notice to the other, if the Closing Date has not occurred on or before June 30, 2012 (or such later date if extended by the mutual written agreement of Seller and Purchaser), unless such party’s breach of any representation, warranty, covenant or agreement, or such party’s intentional failure to satisfy any of its conditions to Closing, is the cause of, or has results in, the failure of the Closing to occur on or before such date; or

(d) By either Seller or by Purchaser, by giving written notice to the other, if any court, arbitrator or Governmental Authority of competent jurisdiction shall have issued an order, judgment, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby.

Section 11.2 Effect of Termination. If any party terminates this Agreement in accordance with Section 11.1, then all rights and obligations of the parties shall cease, except for the obligations set forth in Sections 9, 11 and 12 which shall survive such termination; provided, however, that any termination of this Agreement shall not affect the rights of either Seller or Seller Principals, on the one hand, or Purchaser, on the other hand, against the other for breach of any representation, warranty, covenant or agreement set forth in this Agreement.

Section 11.3 Confidentiality. Notwithstanding the provisions of this Section 11, if for any reason the transactions contemplated by this Agreement are not consummated, each of the parties hereto shall keep confidential any information obtained from any other party (except information publicly available or in such party’s domain prior to the date hereof, and except as required by court order) and shall promptly return to the other parties all schedules, documents, instruments, work papers or other written information, without retaining copies thereof, previously furnished by it as a result of this Agreement or in connection herewith.

SECTION 12

GENERAL PROVISIONS

Section 12.1 Governing Law. This Agreement shall in all respects be governed by and construed and enforced in accordance with the internal substantive laws of the State of Delaware without giving effect to any principle or rule of conflict or choice of laws. Any action suit, or other proceeding seeking to enforce any right, remedy, obligation, duty, covenant or provision of, or arising out of, this Agreement shall be brought and entered against any party hereto exclusively in any federal or state court of the State of North Carolina or Delaware or of the United States located in either such State. Each party hereto irrevocably submits to the personal jurisdiction of any such court and irrevocably waives, to the fullest extent of the law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that such action, suit or proceeding has been brought in an inconvenient forum.

Section 12.2 Expenses. Each of the parties to this Agreement agrees to pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel, accountant and other advisers and agents.

Section 12.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto.

Section 12.4 Amendments. This Agreement may not be amended or modified in any manner in whole or in part except by a writing signed by all parties to this Agreement that specifically states that it amends this Agreement.

Section 12.5 Notices. Any and all notices, demands, requests, elections and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to a party (i) when delivered to such party in person; (ii) upon receipt of confirmation of transmission when sent by facsimile transmission or electronic mail; (iii) one business day after deposit during normal business hours with a nationally recognized overnight courier service, specifying next business day delivery, with written verification of receipt; or (iv) five business days after being sent by first class (certified or registered) mail, postage prepaid, return receipt requested, in each case to such party at the following addresses:

If to Purchaser:

PowerSecure, Inc.
1609 Heritage Commerce Court
Wake Forest, NC 27587
Attention: Sidney Hinton, President
Telephone: (919) 453-1750
Facsimile: (919) 453-1768

With a copy to:

Kegler, Brown, Hill & Ritter Co., L.P.A.
65 East State Street, Suite 1800
Columbus, Ohio 43215
Attn: Paul R. Hess, Esq.
Telephone: (614) 462-5400
Facsimile: (614) 464-2634

If to Seller or either Seller Principal:

Southern Energy Management, Inc.
110 Kitty Hawk Drive
Morrisville, North Carolina 27560
Telephone: (919) 836-0330
Facsimile: (919) 836-0305

Robert S. Kingery
2329 Windy Woods Road
Raleigh, North Carolina 27607
Telephone: (919) 828-4204

Maria T. Kingery
2329 Windy Woods Road
Raleigh, North Carolina 27607
Telephone: (919) 828-4204

With copies to:

James O’Connell, Esq.
410 North Boylan Ave
Raleigh, North Carolina 27603
Telephone: (919) 256-3644
Facsimile: (919) 256-3744

Any party may change its designated address by giving written notice thereof to all other parties hereto in the manner provided in this Section 12.5. Any party hereto may send any notice, request, demand, or other communication to the intended recipient at the address above by using any other means (such as telecopy, telex, expedited courier, messenger, ordinary mail or electronic mail), but no such notice, demand, request or other communication shall be deemed had been given until it is actually received by the recipient.

Section 12.6 Waiver. The obligations of any party hereunder may be waived only with the written consent of the party or parties entitled to the benefits the obligations so involved. Any waiver of a breach or violation of or default under any provision of this Agreement shall not be construed or operate as, or constitute, a waiver of any other or subsequent breach or violation of or default under that provision or any other provision of this Agreement. The failure of or delay by any party to insist upon strict compliance with any provision of this Agreement on any one or more occasions shall not be construed or operate as, or constitute, a continuing waiver of, or an estoppel of that party’s right to insist upon strict compliance with, that provision or any other provision of this Agreement.

Section 12.7 Severability. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement is determined to be illegal, invalid or unenforceable in any situation or in any respect for any reason, then (i) the parties hereto shall use their good faith best efforts to agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remaining provisions of this Agreement shall remain in full force and effect, and the application of such provision in any other situation or respect shall not be affected.

Section 12.8 Headings. The headings used in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.10 Joint and Several Liability of Seller Principals. The obligations of Seller Principals hereunder shall be joint and several with each other.

Section 12.11 No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement does not confer or create, is not intended by the parties hereto to confer or create, and shall not be construed to as conferring or creating, upon any person or entity other than the parties hereto and their successors and permitted assigns any rights, remedies or causes of action under or by reason of this Agreement.

Section 12.12. Construction. All parties to this Agreement participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 12.13 Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated into and made a part of this Agreement as if they were fully set forth herein.

Section 12.14. Interpretation of Certain Provisions. Except as otherwise expressly provided herein, as used in this Agreement:

(i) Any reference to any federal, state, local or foreign statute or law shall be deemed also to include a reference to all rules and regulations promulgated thereunder.

(ii) The term “including” means “including, without limitation”.

(iii) The term “Entity” means any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or any other form of business or entity.

(iv) The term “Governmental Authority” means any federal, state, local or foreign government, quasi-governmental administration or regulatory body, agency or authority.

(v) The term “Affiliate” means and includes, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, where the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or polices of such Person, whether through the ownership of voting securities, by contract or otherwise, and includes, with respect to any individual, any spouse, parents, children, grandchildren, siblings of such Person, and any Person living in the household of such individual, and with respect to any Entity, any directors, officers, managers, general partners, trustees and 10% owners of such Entity.

(vi) The term “Person” means and includes any individual, Entity or Governmental Authority.

(vii) The number and gender of each noun and pronoun and the terms “Person” and “Persons” and the like shall be construed to mean such number and gender as the context, the circumstances or its antecedent may require.

(viii) The terms “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole, and not to any Section, subsection or clause of this Agreement.

(ix) Each reference to a Section means such Section of this Agreement.

(x) Each reference to a Schedule or an Exhibit means such Schedule or Exhibit, respectively, to this Agreement.

Section 12.15 Public Announcement. Neither Seller or either Seller Principal, on the one hand, nor Purchaser, on the other hand, shall make any public announcement or disclosure regarding the terms or existence of this Agreement or the transactions contemplated hereby, without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except (a) disclosures to third parties whose consent is required in connection with the transaction contemplated by this Agreement, and (b) disclosures required by law, judicial proceedings, regulatory requirement or stock exchange or stock market rule, regulation or policy.

Section 12.16 Specific Performance; Cumulative Remedies. The parties hereto acknowledge and agree that the transactions contemplated by this Agreement are unique in that remedies at law for any breach or threatened breach of this Agreement would be an inadequate remedy for any loss, and that any defense in any action for specific performance that a remedy at law would be adequate is hereby specifically waived. Accordingly, in the event of any actual or threatened breach to any of the terms of this Agreement, the non-breaching party shall have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies, at law or in equity, and all such rights and remedies are cumulative.

Section 12.17 Counterparts. This Agreement may be executed in any number of counterparts, including counterparts executed by less than all parties hereto, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.18 Entire Agreement. This Agreement, along with the Seller Instruments and the Purchaser Related Instruments, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written, among the parties hereto in connection with the subject matter of this Agreement.

(The next page is the Signature Page)

IN WITNESS WHEREOF, this Asset Contribution and Sale Agreement has been executed and delivered by the parties hereto or on their behalf by their duly authorized officers as of the date first above written.

SELLER:

SOUTHERN ENERGY MANAGEMENT, INC.

By:	/s/ Maria T. Kingery
Its:	President

SELLER PRINCIPALS:

/s/ Robert S. Kingery
Robert S. Kingery, Individually

/s/ Maria T. Kingery
Maria T. Kingery, Individually

PURCHASER:

SOUTHERN ENERGY MANAGEMENT POWERSECURE, LLC

By:	/s/ Christopher T. Hutter
Its:	Vice President